UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MGM Resorts International

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The BUSINESS of Wow

MGM RESORTS INTERNATIONAL®

2018 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Presidio Ballroom at Park MGM • 3770 S Las Vegas Blvd • Las Vegas, Nevada 89109

LETTER FROM OUR CHAIRMAN

Dear Fellow MGM Resorts International Stockholders:

2017 was an incredible year of evolution for your Company, one that continued our focus on our long-term growth strategy and further solidified our position as a leading global entertainment brand. MGM Resorts International reported consolidated Net Revenues of approximately $10.8 billion, Net Income attributable to MGM Resorts International of approximately $2.0 billion, and Adjusted Property EBITDA* of approximately $3.2 billion. Our Domestic Resorts achieved Net Revenues of approximately $8.3 billion and Adjusted Property EBITDA of approximately $2.5 billion. In Macau, MGM China continued to perform well with Net Revenues of approximately $2.0 billion and Adjusted Property EBITDA of approximately $525 million.

MGM Resorts continues to target and prudently invest in new opportunities to grow our competitive advantages. We are expanding on our position as the largest convention operator in Las Vegas, with over three million square feet of convention and meeting space across our Las Vegas Strip properties, to address growing demand and to further increase our customer base. Additionally, the transformation of the Monte Carlo Resort and Casino into the Park MGM and NoMad hotel in Las Vegas is expected to be completed by the end of 2018. And MGM COTAI, which opened in February 2018, is the latest addition to the MGM Resorts portfolio in China and highlights our continued confidence in the future of the Macau marketplace.

Our home city, Las Vegas, also cemented itself as an exciting new sports destination and MGM Resorts is proud to have played a role in helping to bring professional sports to the city. Las Vegas is now home to the NHL’s Golden Knights, and our own WNBA team, the “Las Vegas Aces,” will make its debut in 2018 at the Mandalay Bay Events Center. We look forward to the continued evolution of the city in sports, including the relocation of the NFL’s Raiders franchise into their new home just west of Mandalay Bay.

The collective strength of our organization, the power of our brand, and our focus on executing our strategic plan continues to deliver results for our shareholders. In October, MGM Resorts International sold the real estate assets of MGM National Harbor to its affiliated real estate investment trust, MGM Growth Properties, for nearly $1.2 billion. Also, in 2017, we achieved two critical long-term milestones: the implementation of a quarterly dividend of $0.11 per share, which was recently increased to $0.12 per share, and the launch of a $1 billion share buy-back program. Our ability to achieve these goals is a direct reflection of our ongoing commitment to total shareholder return while demonstrating confidence in our ability to grow our business and maintain a strong balance sheet.

Our successes haven’t gone unnoticed as MGM Resorts International was added to the S&P 500 Index in July 2017. This significant milestone represents the efforts of the approximately 78,000 men and women dedicated to delivering the finest entertainment experiences at MGM Resorts and our commitment to maximize shareholder value. I wish to thank our committed shareholders and our passionate employees, whose dedication is at the heart of our enduring strength and success.

Regards,	James J. Murren Chairman of the Board and Chief Executive Officer

March 21, 2018

*See “Reconciliations and Non-GAAP Financial Measures” for an explanation of the computation of Adjusted Property EBITDA.

Statements in this letter that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties described in the Company’s public filings with the Securities and Exchange Commission. The Company has based these forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations regarding future results and the Company’s financial outlook, the payment of any future cash dividends on the Company’s common stock, its ability to generate future cash flow growth and to execute on future development and other projects and the Company’s ability to execute its strategic plan and improve its financial flexibility. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ANNUAL MEETING PROPOSALS

1 ELECTION	2 RATIFICATION	3 APPROVAL	OTHER BUSINESS
to elect a Board of Directors	to ratify the selection of the independent registered public accounting firm for the year ending December 31, 2018	to approve, on an advisory basis, the compensation of our named executive officers	to consider the transaction of any other business as may properly come before the meeting or any adjournments or postponements thereof

PROXY VOTING

Stockholders of record at the close of business on March 8, 2018 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be available for examination by any stockholder during ordinary business hours at our executive offices, located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of 10 days prior to the date of the Annual Meeting. Stockholders are requested to arrive at the Annual Meeting on time and, with respect to stockholders whose shares are held in “street name” by a broker, provide recent evidence of stock ownership as of the record date. There will be no admittance once the Annual Meeting has begun.

Your vote is important. Please be sure to vote your shares in favor of the Board of Directors’ recommendations in time for our May 2, 2018 meeting date.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting.

Your Board of Directors unanimously recommends that you vote “FOR” each nominee for director listed in Proposal 1 and “FOR” Proposals 2 and 3.

By Order of the Board of Directors,

James J. Murren

Chairman of the Board and

Chief Executive Officer

March 21, 2018

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR SUBMIT YOUR PROXY USING THE

INTERNET OR TELEPHONE. Use of the enclosed envelope requires no postage for mailing in the United States.

2018 Annual Meeting of Stockholders

2018 ANNUAL MEETING OF STOCKHOLDERS

The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM Resorts International (the “Board”) in connection with the Annual Meeting of Stockholders of MGM Resorts International (the “Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

May 2, 2018

2:00 p.m. Pacific Time

Park MGM

The Presidio Ballroom

3770 S Las Vegas Blvd.

Las Vegas, Nevada 89109

MGM Resorts International, together with its subsidiaries, is referred to herein as the “Company,” “we” or “us,” unless the context indicates otherwise. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully described herein. On or about March 21, 2018, we will mail and/or make available this Proxy Statement and the enclosed proxy to each stockholder entitled to vote at the Annual Meeting. Stockholders are requested to arrive at the Annual Meeting on time, as there will be no admittance once the Annual Meeting has begun. Our Annual Report to Stockholders for the year ended December 31, 2017 accompanies this Proxy Statement.

YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 2, 2018. The Proxy Statement, Proxy Card and Annual Report are available for review online at www.proxyvote.com.

HOW TO VOTE - STOCKHOLDER OF RECORD

VOTING RIGHTS AND OUTSTANDING SHARES

Only record holders of our Common Stock, $0.01 par value per share (“Common Stock”), as of March 8, 2018 will be entitled to vote at the Annual Meeting. Our authorized capital stock currently consists of 1,000,000,000 shares of Common Stock. At the close of business on March 8, 2018, there were 566,656,009 shares of Common Stock outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share held on that date on all matters that may properly come before the Annual Meeting.

You may vote by attending the Annual Meeting in person, by completing and returning a proxy by mail or by using the Internet or telephone. For stockholders who have requested paper copies of our proxy materials, you may submit your proxy by mail by marking your vote on the enclosed proxy card (the “Proxy Card”), then following the mailing instructions on the Proxy Card. To submit your proxy using the Internet or by telephone, see the instructions on the Proxy Card and have the Notice of Internet Availability or Proxy Card available when you access the Internet website or place your telephone call. You may vote by Internet or telephone until 8:59 p.m., Pacific Time, on May 1, 2018. If you are a stockholder of record and wish to vote in person at the Annual Meeting, you may do so. If you are the beneficial owner of Common Stock held in “street name” by a broker and wish to vote in person at the Annual Meeting, you must obtain a proxy from the bank, brokerage or other institution holding your Common Stock and bring such proxy with you to hand in with your ballot.

MGM Resorts International 2018 Proxy Statement	1

2018 Annual Meeting of Stockholders

All shares of Common Stock represented by properly submitted proxies will be voted at the Annual Meeting in accordance with the directions on the proxies, unless such proxies have previously been revoked. If you are a stockholder of record and submit a Proxy Card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:

PROPOSAL ROADMAP	PAGE	RECOMMENDATION
Proposal No. 1: Election of Directors FOR the election of each of the nominees to the Board listed in this proxy statement and on the Proxy Card	21	✓
Proposal No. 2: Ratification of Selection of Independent Registered Public Accounting Firm FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	34	✓
Proposal No. 3: Advisory Vote to Approve Executive Compensation FOR the approval, on an advisory basis, of the compensation of our named executive officers	36	✓

By returning a signed Proxy Card by mail or by duly submitting a proxy by Internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the Proxy Card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority vote of the stockholders present in person or represented by proxy.

QUORUM AND VOTES REQUIRED

The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. The ratification of the selection of the independent registered public accounting firm as our independent auditor for 2018 is considered the only routine matter for which brokerage firms may vote shares for which they have not received instructions. The remaining matters are considered to be “non-routine,” and brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters.

The below table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
1. Election of directors	Majority of votes cast	No
2. Ratification of Deloitte & Touche LLP	Majority of shares represented at meeting in person or by proxy and entitled to vote	Yes
3. Approval of executive compensation on an advisory basis	Majority of shares represented at meeting in person or by proxy and entitled to vote	No

Each director shall be elected by a majority of votes cast to hold office until the next annual meeting, unless the election is contested, in which case, directors shall be elected by a plurality of votes properly cast. An election shall be contested if, as determined by the Board, the number of nominees exceeds the number of directors to be elected. A majority of votes cast means that the number of votes properly cast “for” a director nominee exceeds the number of votes properly cast “against” such director nominee. Abstentions do not count as votes “against” and have no effect with respect to the election of directors. Any current director who does not meet this standard is subject to the Board’s policy regarding resignations by directors who do not receive a majority of votes cast, which is set forth in our Corporate Governance Guidelines. With respect to Proposal 2 and Proposal 3, a properly executed proxy marked “ABSTAIN,” although counted for purposes of

2	MGM Resorts International 2018 Proxy Statement

2018 Annual Meeting of Stockholders

determining whether there is a quorum, will not be voted, and accordingly, an abstention will have the same effect as a vote cast against each of these proposals. Broker non-votes are not counted as votes cast and will therefore have no effect on the outcome of the vote on a proposal.

ADJOURNMENT

In accordance with the Company’s Amended and Restated Bylaws, the Chairman of the Annual Meeting has the right and authority to convene and (for any or no reason) to recess and/or adjourn the Annual Meeting. For more detail regarding adjournment procedures and the conduct of the Company’s stockholder meetings generally, please see the Company’s Amended and Restated Bylaws.

HOW TO REVOKE OR CHANGE YOUR VOTE

Any proxy may be changed or revoked at any time prior to the Annual Meeting by submitting a new proxy with a later date, by a later telephone or Internet vote (subject to the telephone or Internet voting deadline), by voting in person at the Annual Meeting or by submitting a revocation in writing. Written revocations must be directed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; and they must be received by the Corporate Secretary no later than 5:00 p.m., Pacific Time, on May 1, 2018.

HOW THE VOTES WILL BE COUNTED AND WHO WILL CERTIFY THE RESULTS

A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will act as the independent Inspector of Elections to count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results. The final voting results will be reported by us on a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

COSTS OF AND PARTICIPANTS IN SOLICITATION

Your proxy is being solicited by the Board on behalf of the Company and, as such, we will pay the costs of soliciting proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by mail, Internet (including by email, Twitter, the use of our investor relations website and other online channels of communication), telephone, facsimile, town hall meetings, personal interviews, press releases, press interviews, advertisements and investor presentations. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

COPIES OF PROXY MATERIALS

As permitted by the Securities and Exchange Commission (the “SEC”), we are furnishing to stockholders our Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report primarily over the Internet. On or about March 21, 2018, we will mail to each of our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the Internet, and how to access the Proxy Card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one.

Stockholders of Record.  If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Stockholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

Beneficial Stockholders.  If your shares are not registered in your name, you should receive written instructions on how to request paper copies of the proxy materials from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.

MGM Resorts International 2018 Proxy Statement	3

2018 Annual Meeting of Stockholders

DELIVERY TO A SINGLE HOUSEHOLD TO REDUCE DUPLICATE MAILINGS

Many stockholders hold shares of Common Stock in multiple accounts, which may result in duplicate mailings of the Notice of Internet Availability (or proxy materials) to stockholders who share the same address. Stockholders can avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.  If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards), go directly to the website at www.proxyvote.com and follow the instructions therein.

Beneficial Stockholders.  If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards) if there are other stockholders who share an address with you. If you currently receive more than one copy of proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

Right to Request Separate Copies.  If you consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials) but later decide that you would prefer to receive a separate Notice of Internet Availability (or copy of proxy materials) for each account at your address, then please notify us at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, or your nominee, as applicable, and we or your nominee will promptly deliver such additional proxy materials. If you wish to receive a separate copy of the proxy materials for each account at your address in the future, you may contact Broadridge by calling toll-free 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717.

STOCKHOLDER OUTREACH

We understand the importance of assessing our corporate governance and executive compensation practices regularly, and fiscal 2017 marked another year that members of senior management, together with a member of the Compensation Committee, have engaged in stockholder outreach activities. As a result of our outreach program, we believe that our shareholders support our compensation practices. Our 2017 proposal to approve, on an advisory basis, the 2016 compensation of our NEOs (i.e., the “say-on-pay” proposal) was approved by approximately 88% of the votes cast. In February and March of 2018, a member of the Compensation Committee discussed the results of the 2017 say-on-pay vote and executive compensation matters generally with seven of our institutional shareholders, which totaled approximately 26.5% of our shareholder base. In addition, members of the Board met separately with one institutional shareholder (representing approximately 6.2% of our shareholder base) to obtain such shareholder’s views on the Company generally. Based on the positive results of the 2017 say-on-pay vote, and considering feedback from these discussions, we believe that our shareholders are generally satisfied with our current executive compensation program and policies. We therefore did not make any significant changes to our compensation program and policies as a result of the 2017 say-on-pay vote although, as further described, the Compensation Committee independently determined that certain changes to the long-term incentive program should be made to better carry out the objectives of the long-term incentive program.

4	MGM Resorts International 2018 Proxy Statement

Corporate Governance

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRACTICES AT A GLANCE

✓	Robust Director Nominee Selection Process	✓	Realignment of Board Committees and Chair Assignments in 2016

✓	Significant Board Engagement on Long-Term Growth Through Strategy and Capital Deployment	✓	Strong and Effective Board Oversight of Risks, Financial Reporting, Compliance Programs and Compensation Practices

✓	Annual Election of Directors with Majority Voting Standard	✓	Award-Winning Commitment to Sustainability

✓	Annual Board and Committee Self-Evaluations	✓	Anti-Hedging, Anti-Pledging and Clawback Policies

✓	Board Orientation and Continuing Education Program	✓	Executive and Director Stock Ownership Guidelines

✓	Codes of Conduct for Directors and Employees	✓	Adopted a Proxy Access Right
✓	Lead Independent Director Role with Significant Responsibilities	✓	Annual “Say on Pay” Advisory Vote

✓	Stockholder Ability to act by Written Consent

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) setting forth the general principles governing the conduct of our business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as (i) Board composition and membership criteria, (ii) compensation, (iii) director orientation and continuing education, (iv) Board committees, (v) Board leadership, (vi) director access to officers, employees and independent advisors, (vii) management succession, (viii) annual performance evaluations of the Board and its committees and (ix) conflicts of interest and recusal. We believe that these guidelines are in compliance with the applicable listing standards adopted by the NYSE. The Corporate Governance Guidelines are posted and maintained on our website at mgmresorts.investorroom.com/corporate-governance under the caption “Corporate Governance Guidelines.”

CODE OF CONDUCT

The Board has adopted a Code of Business Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and chief accounting officer. The Code of Conduct also applies to all applicable contractors and other agents performing services for or conducting work on our behalf. The Code of Conduct establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Code of Conduct is posted on our website at mgmresorts.investorroom.com/corporate-governance under the caption “Code of Business Conduct and Ethics and Conflict of Interest Policy/MGM Resorts International Securities Trading Policy.” A summary of material amendments and waivers to the Code of Conduct, if any, is also posted at the same website location under the general heading “Summary of Amendments and Waivers to Code of Business Conduct and Ethics and Conflict of Interest Policy.” The Code of Conduct is made available to all of our employees in various formats. It is specifically provided to new directors, officers and key employees and is covered annually with all of our directors, officers and key employees, each of whom is required to acknowledge his or her understanding of the Code of Conduct and agree to adhere to the principles contained therein. Additionally, we will provide a copy of the Code of Conduct, free of charge, to any stockholder who requests it in writing to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications.

DIRECTOR INDEPENDENCE

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships with the Company. The Board has established guidelines to assist in determining director independence, which meet and in some respects exceed the independence requirements established by the NYSE’s listing

MGM Resorts International 2018 Proxy Statement	5

Corporate Governance

standards. Using these guidelines, which are set forth in Section II of our Corporate Governance Guidelines, and considering information provided by each director and all facts and circumstances the Board deemed relevant, the Board has determined that Mr. Bible, Ms. Gay, Ms. Herman, Mr. Hernandez, Mr. Kilroy, Ms. McKinney-James, Mr. Spierkel, Ms. Swartz and Mr. Taylor, who constitute a majority of the Board, are independent under the rules of the NYSE.

All members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee must be independent directors as defined in the Corporate Governance Guidelines. For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Board applies additional independence standards, including those of the SEC set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the corporate governance rules of the NYSE applicable to audit committee composition. The Board also applies additional independence standards as set forth in the corporate governance rules of the NYSE for the purposes of determining if a director who is a member of the Compensation Committee is independent. The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are independent and satisfy the relevant Company, NYSE and SEC additional requirements for the members of such committees.

DIRECTOR STOCK OWNERSHIP GUIDELINES

We recognize the importance of aligning our Board’s interests with those of our shareholders. As a result, the Board has established stock ownership guidelines for all of our directors. Under these guidelines, each director was expected to accumulate, by December 31, 2017 (or, if later, by December 31 of the fifth year following the year he or she becomes a director), Company stock having a fair market value equal to five times such director’s annual base cash retainer from time to time. For purposes of these guidelines, shares held in trust or retirement accounts and restricted stock units (“RSUs”) count toward the ownership guidelines. Each director is expected to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted after April 2012 until the guidelines are satisfied. In 2012, we adopted a deferred compensation plan for non-employee directors pursuant to which directors may elect to accumulate RSUs earned as equity compensation on a tax-deferred basis, in which case the pre-tax number of shares count toward the ownership guidelines. All current directors are in compliance with these guidelines or on track to comply with these guidelines within the specified time period. The Board also adopted stock ownership guidelines for executive officers, which are described in “Compensation Discussion and Analysis—Executive Summary.”

PROXY ACCESS

In keeping with our high governance standards, in January 2016, we amended our Amended and Restated Bylaws to implement “proxy access,” a means for the Company’s stockholders to include stockholder-nominated director candidates in the Company’s proxy materials for annual meetings of stockholders. Proxy access was first made available to stockholders for the Company’s 2016 annual meeting of stockholders. A stockholder, or group of not more than 20 stockholders (collectively, an “eligible stockholder”), meeting specified eligibility requirements, are generally permitted to include up to two director nominees or, if greater than two, 20% of the number of directors in office as of the last day a notice for nomination may be timely received in the Company’s proxy materials for annual meetings of its stockholders. In order to be eligible to use the proxy access process, an eligible stockholder must, among other requirements, have owned 3% or more of the Company’s outstanding Common Stock continuously for at least three years. Additionally, stockholder nominees must be independent and meet specified criteria and stockholders will not be entitled to utilize the proxy access process for an annual meeting of stockholders if the Company receives notice through its advance notice bylaw provision that a stockholder intends to nominate a director at such meeting. Use of the proxy access process to submit stockholder nominees is subject to additional eligibility, procedural and disclosure requirements set forth in Section 12 of the Amended and Restated Bylaws.

DIRECTOR RETIREMENT AGE

In June 2016, we amended our Corporate Governance Guidelines to provide a retirement age for non-employee directors. As of June 2, 2016, non-employee directors will not be nominated for election to the Board at any annual meeting of stockholders following their 74th birthday, unless the Board approves an exception on a case-by-case basis.

6	MGM Resorts International 2018 Proxy Statement

Corporate Governance

INFORMATION REGARDING THE BOARD AND BOARD COMMITTEES

Following the annual meeting in 2017, the Board consisted of 11 directors. In 2017, the Board met 14 times and had four Committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Corporate Social Responsibility Committee.

Each director, with the exception of Mr. Kilroy, attended at least 75% of the total of all meetings of the Board of Directors and all committees on which the director served. The 2017 Board and Committee schedules (with the exception of special meetings held throughout the year) were approved in June of 2016, which was prior to Mr. Kilroy’s appointment, and he had scheduling conflicts with certain of the previously established dates.

The table below provides membership as of March 8, 2018 and 2017 meeting information for the Board Committees.**

COMMITTEE MEMBERSHIP
ROBERT H. BALDWIN
WILLIAM A. BIBLE	🌑		🌑
MARY CHRIS GAY	🌑	🌑
WILLIAM W. GROUNDS				🌑
ALEXIS M. HERMAN			CHAIR	🌑
ROLAND HERNANDEZ (LID)	🌑	CHAIR		🌑
JOHN KILROY*	🌑		🌑
ROSE MCKINNEY-JAMES		🌑		CHAIR
JAMES J. MURREN
GREGORY M. SPIERKEL	CHAIR		🌑
DANIEL J. TAYLOR		🌑	🌑
Total Number of Meetings in 2017	11	11	5	6

*	Mr. Kilroy was appointed to these Board committees on May 31, 2017.

**	Ms. Swartz was appointed to the Board on March 14, 2018.

Below is a summary of the composition and responsibilities of our Audit, Compensation, Nominating/Corporate Governance and Corporate Social Responsibility Committees, each of which has a written charter available on our website at mgmresorts.investorroom.com/corporate-governance under the captions “Audit Committee Charter,” “Compensation Committee Charter,” “Nominating/Corporate Governance Committee Charter,” and “Corporate Social Responsibility Committee Charter.”

MGM Resorts International 2018 Proxy Statement	7

Corporate Governance

AUDIT COMMITTEE MEMBERS: Gregory M. Spierkel, Chair William A. Bible Mary Chris Gay Roland Hernandez John Kilroy INDEPENDENT: All FINANCIAL EXPERTS: All NYSE/SEC QUALIFIED: All

•  Provides independent, objective oversight of our financial reporting system

•  Reviews the adequacy of our internal controls and financial reporting process and the reliability of our financial statements

•  Reviews the independence and performance of our internal auditors and independent registered public accounting firm

•  Reviews our compliance with legal and regulatory requirements

•  Prepares the report that is required to be included in this Proxy Statement

•  Appoints the independent registered public accounting firm; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews such firm’s performance and independence from management

•  Meets regularly with our management, independent registered public accounting firm and internal auditors, and reports its findings to the Board

•  A member of the Audit Committee is designated to serve as liaison to our Compliance Committee; in 2017, Mr. Bible was the designee

COMPENSATION COMMITTEE MEMBERS: Roland Hernandez, Chair Mary Chris Gay Rose McKinney-James Daniel J. Taylor INDEPENDENT: All

•  Ensures that the compensation program for our executives is effective in attracting and retaining key officers

•  Ensures that the compensation program for our executives links compensation to performance and our overall business strategy

•  Ensures that the compensation program for our executives is administered in a fair and equitable fashion that is aligned with stockholders’ interests

•  Establishes, implements and reviews the compensation of our executive officers, determines the performance criteria and bonuses to be granted under the annual performance based incentive plans and administers and approves the grants of share-based awards under our Amended and Restated 2005 Omnibus Incentive Plan

•  Authority and oversight extends to total compensation, including base salaries, bonuses, share-based awards, and other forms of compensation

•  Prepares the annual Compensation Committee report appearing in this Proxy Statement

•  Reviews and discusses with management the proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in our Proxy Statement

8	MGM Resorts International 2018 Proxy Statement

Corporate Governance

NOMINATING/CORPORATE GOVERNANCE COMMITTEE MEMBERS: Alexis M. Herman, Chair William A. Bible John Kilroy Gregory M. Spierkel Daniel J. Taylor INDEPENDENT: All

•  Selects director nominees to be recommended to the Board and the development and review of the Corporate Governance Guidelines

•  Develops and makes recommendations to the Board for specific criteria for selecting directors

•  Reviews and makes recommendations to the Board with respect to membership on committees of the Board

•  Makes recommendations to the Board with respect to succession planning process for the Chief Executive Officer and our other key executive officers

•  Oversees the annual self-evaluations of the Board

•  Oversees the orientation program for new directors and continuing education for directors

CORPORATE SOCIAL RESPONSIBILITY COMMITTEE MEMBERS: Rose McKinney-James, Chair William W. Grounds Alexis Herman Roland Hernandez

•  Assists the Board in guiding our comprehensive corporate social responsibility initiatives, which reflect strategic business imperatives and our core belief that we should be a responsible corporate citizen in our policies and business practices, including in the crucial areas of diversity and inclusion, philanthropy and community investment, and environmental sustainability

•  Fosters the essential components of our corporate creed: equal opportunity, support of the economically disadvantaged, volunteerism, community service and environmental preservation

•  Supports effective integration of diversity strategies into our major business functions and operations

•  Promotes an inclusive work environment and culture that are compatible with and respectful of the diversity of our employees, customers and business invitees, and that maximize employee engagement in accomplishment of our mission and business objectives

•  Leads our philanthropy initiative by providing support—through financial contributions, in-kind donations, volunteer service, participation in local civic organizations and community collaboration—to institutions, organizations and good works that enhance the sustainability of the host communities in which we principally operate

•  Leads our environmental sustainability initiative—the “Green Advantage”— to reduce the impacts of our business on our natural environment

MGM Resorts International 2018 Proxy Statement	9

Corporate Governance

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board.

DIRECTOR SELECTION PROCESS

In determining the criteria for Board membership, the Nominating/Corporate Governance Committee considers the appropriate range of skills, backgrounds and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including, among other things, the following experience and personal attributes: leadership abilities;

•	financial acumen;

•	general and special business experience and expertise;

•	industry knowledge;

•	government experience;

•	other public company directorships;

•	high ethical standards; independence;

•	sound judgment;

•	interpersonal skills;

•	overall effectiveness; and

•	ability to contribute to the diversity of backgrounds represented on the Board.

The Board has not adopted term limits for its Board members because it recognizes that such arbitrary limitations may result in individuals who distinguish themselves in their board service being precluded from serving on the Board. However, the Board recognizes that economic, social and geo-political factors affecting our global business are continually changing and the skills of our Board members need to keep pace. Accordingly, in re-nominating incumbent members to the Board, the Nominating/Corporate Governance Committee takes into account the need to regularly refresh the composition of the Board to ensure the Board has the appropriate complement of expertise and recent experience to address the Company’s current and anticipated circumstances and needs.

In June 2016, we amended our Corporate Governance Guidelines to provide a retirement age for non-employee directors. As of June 2, 2016, non-employee directors will not be nominated for election to the Board at any annual meeting of stockholders following their 74th birthday, unless the Board approves an exception on a case-by-case basis.

The Nominating/Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our stockholders. Pursuant to our proxy access provision set forth in our Amended and Restated Bylaws, eligible stockholders meeting specified eligibility requirements and who provide required information in a timely manner may also nominate individuals for election to be included in our proxy statement for an annual meeting. In addition, the Nominating/Corporate Governance Committee may engage an independent search firm to assist in identifying qualified candidates. The Nominating/Corporate Governance Committee will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from stockholders should be in writing and addressed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Stockholder nominations must be received in a timely manner and in accordance with our Amended and Restated Bylaws, and must include the recommending stockholder’s name, address, number of shares of Common Stock beneficially owned, and the length of time such shares have been held. See “Notice Concerning Stockholder Proposals and Nominations” below.

BOARD LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines provide that the roles of Chairman of the Board and Chief Executive Officer may be filled by the same or different individuals, which gives the Board the flexibility to determine whether these roles should be

10	MGM Resorts International 2018 Proxy Statement

Corporate Governance

combined or separated based on the Company’s circumstances and needs at any given time. The Board has no formal policy regarding whether to combine or separate the position of Chairman and Chief Executive Officer, but generally believes that such decisions should be made in the context of succession planning. Currently, our Chief Executive Officer, Mr. Murren, also serves as the Chairman of the Board. The Board believes that the Company and its stockholders are best served by having Mr. Murren act in both positions, as he is most familiar with our business and the challenges of the current business environment. Additionally, his experience and expertise make him best suited to set agendas (in consultation with the Lead Independent Director) for, and lead discussions of, strategic matters affecting us at this time. Further, our Corporate Governance Guidelines, policies and practices, combined with the strength of our independent directors and the role of the Lead Independent Director (discussed below) minimize any potential conflicts that may result from combining the roles of Chief Executive Officer and Chairman of the Board.

Mr. Hernandez is our Lead Independent Director. Mr. Hernandez has significant experience on the Board, serving as an independent director since 2002. He is also chair of the Compensation Committee and serves on the Audit Committee and the Corporate Social Responsibility Committee. Among other things, the Lead Independent Director is responsible for convening, chairing and setting the agenda for non-management executive sessions, acting as a liaison between directors and management, consulting with the Chief Executive Officer and Chairman of the Board regarding the agenda of Board meetings and, on behalf of and at the discretion of the Board, meeting with stockholders and speaking on behalf of the Board in circumstances where it is appropriate for the Board to have a voice distinct from that of management. The Board has established a process for stockholders and other interested parties to communicate with the Lead Independent Director, which is set forth in “Stockholder and Interested Parties Communications with Directors” below.

The non-management and independent directors meet in regularly scheduled executive sessions without management present and have the opportunity to convene in executive session at every meeting of the Board in their discretion. Executive sessions of the non-management directors are chaired by the Lead Independent Director, who is elected by and serves at the pleasure of the independent members of the Board. The Lead Independent Director is responsible for convening executive sessions and setting the agenda. Upon reasonable notice to the other directors, any non-management or independent director may convene an executive session. In addition to the foregoing executive sessions, the independent directors meet at least once every year in an independent director executive session without management or non-independent, non-management directors present and have the opportunity to convene in such an independent director executive session at any meeting of the Board in their discretion, or at any regularly scheduled independent director executive session, which independent director executive sessions may be convened by either the Lead Independent Director or, upon reasonable notice, any independent director. Executive sessions of the independent directors are chaired by the Lead Independent Director.

DIRECTOR EMERITUS DESIGNATION

The Board has adopted a policy in its Corporate Governance Guidelines for the designation of “Director Emeritus” in exceptional circumstances to recognize contributions of an unusually valuable nature to the Company by a former director. A Director Emeritus, although not typically invited to attend Board meetings, may be invited by the Chairman of the Board to attend certain Board meetings or functions. However, a Director Emeritus is not entitled to attend any Board meeting and may not vote on any business coming before the Board, nor is he or she counted as a member of the Board for the purpose of determining a quorum or for any other purpose. While the Board may determine to compensate a Director Emeritus for his or her advisory and consulting services and a Director Emeritus may be reimbursed for reasonable expenses incurred to attend Board functions to which he or she is invited, a Director Emeritus is not compensated for attendance at such meetings. A Director Emeritus is not a member of the Board or a “director” as that term is used in our Amended and Restated Bylaws, this Proxy Statement or otherwise.

In June 2012, the Board designated Melvin B. Wolzinger, a member of our Board from 2000 to 2012, a pioneer in the gaming and hospitality industry and a prominent community leader, as Director Emeritus and Goodwill Ambassador. In June 2014, the Board designated Willie D. Davis, a member of our Board from 1989 to 2014, and a renowned business leader who has served on numerous public company boards during his distinguished career, as Director Emeritus. In 2017, our Board elected Mr. Wolzinger and Mr. Davis to new terms as Directors Emeritus.

DIRECTOR CONTINUING EDUCATION

We are committed to ensuring that our directors remain informed with respect to best practices in corporate governance and engage outside counsel to provide periodic training to our directors on this topic. Each Director is afforded the opportunity to meet with members of our senior management, visit our facilities and consult with independent advisors as necessary or appropriate. Directors are expected to undertake continuing education to properly perform their duties.

MGM Resorts International 2018 Proxy Statement	11

Corporate Governance

RISK MANAGEMENT

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also share in such responsibility. As part of their delegated areas of responsibility, each of the Board committees reviews and discusses in more detail specific risk topics under its area of responsibility consistent with its charter and such other responsibilities as may be delegated to them by the Board from time to time. In particular, the Audit Committee focuses on significant risk exposures faced by the Company, including general business risk, financial risk, internal controls, regulatory and compliance matters, and material litigation and potential disputes, and assesses the steps and processes management has implemented to monitor, control and/or minimize such exposures. In addition, the Compensation Committee reviews at least annually our compensation policies and practices for executives, management employees and employees generally as they relate to our risk management practices, including the incentives established for risk-taking and the manner in which risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments of compensation policies and practices that should be made to address changes in our risk profile.

The Nominating/Corporate Governance Committee has the responsibility to review our corporate governance practices, including Board composition and succession planning, and regularly assess our preparation to address risks related to these areas as well as the other areas under its responsibility.

BOARD DIVERSITY

The Nominating/Corporate Governance Committee considers diversity when assessing the appropriateness of Board membership. Though diversity is not defined in the Corporate Governance Guidelines or in the Nominating/Corporate Governance Committee’s charter, each of which can be found under their respective captions at mgmresorts.investorroom.com/corporate-governance, diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender. As shown below, we believe that our commitment to diversity is demonstrated by the current membership of our Board and the varied backgrounds of our directors.

STOCKHOLDER AGREEMENTS

In August 2007, we entered into a Company Stock Purchase and Support Agreement, as amended in October 2007, with Infinity World Investments LLC, a Nevada limited liability company (“Infinity World”) and an indirect wholly owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity. The agreement provides Infinity World certain director nomination rights contingent upon ownership of at least 5% of our outstanding Common Stock. Infinity World’s current beneficial ownership of our Common Stock is under 5%. Infinity World’s director nomination rights will apply if its ownership were to increase to at least 5% of our outstanding Common Stock in the future. The Board is recommending Mr. Grounds, who prior to 2015 was appointed to the Board pursuant to the agreement, for re-election as a director at its discretion.

The agreement provides that, as long as Infinity World and its affiliates (collectively, the “Infinity World group”) beneficially own at least 5% of our outstanding Common Stock and the joint venture agreement contemplated under the agreement has not been terminated, Infinity World will have the right, subject to applicable regulatory approvals, to designate one nominee for election to our Board. If the Infinity World group beneficially owns at least 12% of our outstanding Common Stock, then Infinity World will have the right to designate a number of nominees for election to our Board equal to the product (rounded down to the nearest whole number) of (1) the percentage of outstanding shares owned by the Infinity World group multiplied by (2) the total number of directors then authorized to serve on our Board.

12	MGM Resorts International 2018 Proxy Statement

Corporate Governance

STOCKHOLDER AND INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS

The Board has established a process for stockholders and other interested parties to communicate with members of the Board, the non-management directors as a group and the Lead Independent Director. All such communications should be in writing and should be addressed to the Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. All inquiries are reviewed by the Corporate Secretary, who forwards to the Board, the non-management directors or the Lead Independent Director, as applicable, a summary of all such correspondence and copies of all communications that the Corporate Secretary determines are appropriate and consistent with our operations and policies. Matters relevant to our other departments are directed to such departments with appropriate follow-up to ensure that appropriate inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chair of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes of ownership with the SEC. The reporting officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of these filings and written representations from such directors and officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2017, except that one Form 4 reflecting one transaction was filed late for Mr. Grounds on February 24, 2017, and one Form 4 was filed late for Ms. James on September 19, 2017 reflecting four transactions. We have a program to oversee the compliance of our executive officers and directors in their reporting obligations.

WHERE TO FIND OUR CORPORATE GOVERNANCE DOCUMENTS

We encourage you to view our corporate governance materials on our website,
http://mgmresorts.investorroom.com. The inclusion of our website address here and elsewhere in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement. The information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

• Board Committee Charters – AUDIT COMMITTEE CHARTER – COMPENSATION COMMITTEE CHARTER – NOMINATING CORPORATE GOVERNANCE COMMITTEE CHARTER – CORPORATE SOCIAL RESPONSIBILITY COMMITTEE CHARTER	• Corporate Governance Guidelines • Code of Business Conduct and Ethics and Conflict of Interest Policy

RISK OVERSIGHT

Our Board has overall responsibility for overseeing the management of the most significant risks facing the Company. As part of its decision-making processes and meetings, our Board engages in regular discussions regarding risk related to the enterprise and management, focusing particularly on the areas of financial risk, regulatory and compliance risk and operational and strategic risk. Our management’s assessment of material risks facing the Company is presented by our officers and our legal counsel to the Board at our regularly scheduled Board meetings for the Board’s discussion and consideration in its oversight of the Company. When necessary, our Board convenes for special meetings to discuss important decisions facing the Company. The Board considers short-term and long-term risks when providing direction to the Company in connection with these important decisions, and risk planning is a central part of the calculus in all of the Board’s decision making.

CORPORATE SOCIAL RESPONSIBILITY

We are honored to be recognized as a leader in corporate social responsibility, which we regard as essential to maximizing shareholder value. Our responsibility expresses our sense of moral obligation, as well as awareness that our social responsibility initiatives will enhance our global competitiveness and position our Company for long-term economic growth. Our corporate social responsibility efforts are overseen by the Corporate Social Responsibility Committee of our Board. Our 2017 Corporate Social Responsibility Annual Report and information on our initiatives are available at https://www.mgmresorts.com/en/company/csr.html. The information on, or accessible through, this website is not part of or incorporated by reference into this proxy statement.

MGM Resorts International 2018 Proxy Statement	13

Director Compensation

DIRECTOR COMPENSATION

2017 DIRECTOR COMPENSATION

Board members who are employees of the Company do not receive compensation for their service on the Board. Board members (i) who are nominated to the Board pursuant to a contractual right or agreement, (ii) who are an officer or employee of, or a person who performs responsibilities of a similar nature for, the nominating entity or person, as the case may be, or an affiliate thereof, and (iii) who are determined not to be independent because of conflicting interests between the Company and the nominating entity or person or its affiliates, receive no compensation for their service on the Board. Each director who is not an employee of the Company receives reimbursement of all reasonable expenses incurred in attending meetings of the Board and any committees on which he or she serves.

The Company believes that director compensation should be reasonable in light of what is customary for companies of similar size, scope and complexity and should reflect the time, effort and expertise required of directors to adequately perform their responsibilities. The Board evaluates annually the status of Board compensation.

The following table sets forth information regarding independent director compensation for 2017. Since being re-elected to the Board at the 2015 annual meeting of stockholders, at which time he became eligible to receive director compensation, Mr. Grounds elected to decline any compensation for serving on our Board, other than benefits provided under our M life Express Comps program pursuant to the Company’s Facility Use Policy (as described below). Ms. Swartz was appointed by the Board to serve as a member of the Board on March 14, 2018, at which time she received a pro-rated RSU grant of $37,500, which amount is not shown in the chart below.

NAME	FEES EARNED OR PAID IN CASH		STOCK AWARDS(A)(B)(C)		M LIFE EXPRESS COMPS	TOTAL
William A. Bible	$120,000	(G)	$150,000	(D)	$3,200	$273,200
Mary Chris Gay	117,500	(F)	150,000		12,000	279,500
William W. Grounds	—		—		12,000	12,000
Alexis M. Herman	125,000		150,000		12,000	287,000
Roland Hernandez	185,000		150,000		4,000	339,000
John Kilroy	110,000	(D)	225,000		12,000	347,000
Rose McKinney-James	135,000	(D)(E)	150,000	(D)	12,000	297,000
Gregory M. Spierkel	125,000		150,000	(D)	4,000	279,000
Daniel J. Taylor	110,000		150,000	(D)	12,000	272,000

(A)	The amount reflected in this column is the grant date fair value of 2017 awards, computed in accordance with FASB ASC 718. Each non-management director, except Mr. Grounds, received a grant of 4,650 RSUs in June 2017, which vest upon the earlier of (i) June 1, 2018 or (ii) the date of our 2018 annual meeting of stockholders, which for 2018 is May 2, 2018. Additionally, Mr. Kilroy received a pro-rata RSU grant with a grant date fair value equal to $75,000 on January 11, 2017 when he was appointed by the Board to serve as a Member of the Board. That award vested in connection with the 2017 annual meeting of stockholders.

(B)	At December 31, 2017, each non-management director held the following stock appreciation rights in aggregate: Mr. Bible, 10,000; Mr. Taylor, 20,000.

(C)	At December 31, 2017, each non-management director held the following shares of RSUs, which were granted in 2017 and are not fully vested, and deferred stock units and these grants’ associated DEUs: Mr. Bible, 33,571; Ms. Gay, 4,697; Ms. Herman, 4,697; Mr. Hernandez, 4,697; Mr. Kilroy, 4,697; Ms. McKinney-James, 38,673; Mr. Spierkel, 34,199; Mr. Taylor, 65,151.

(D)	All or a portion of these amounts was deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors.

(E)	Includes an annual retainer of $10,000 for serving on the board of directors of MGM Grand Detroit, LLC.

(F)	Includes an annual retainer of $7,500 for her visit to Macau.

(G)	Includes an annual retainer of $10,000 for his role as liaison to Compliance Committee.

INDEPENDENT DIRECTOR COMPENSATION STRUCTURE

Independent directors receive the following, payable in equal quarterly installments: an annual retainer, an annual fee for service on a Board committee (with a limit of two committees per director) and, as applicable, an annual fee for service as a Board committee chair, an annual fee for service as Lead Independent Director, an annual fee for service as liaison to the

14	MGM Resorts International 2018 Proxy Statement

Director Compensation

Compliance Committee of the Company, and an annual fee for visiting MGM China in Macau to engage in meetings and dialogue with relevant members of MGM China’s senior management, accounting, and internal audit staff. Independent directors also receive an annual equity incentive award. For 2017, independent director cash compensation was structured as follows:

Annual Retainer	$70,000
Additional Annual Retainer for Lead Independent Director	$60,000
Additional Annual Retainer for Committee Service	$20,000 per committee, not to exceed $40,000 total per director
Additional Annual Retainer for Committee Chairs	$15,000
Additional Annual Retainer for Liaison to Compliance Committee	$10,000
Additional Annual Retainer for Visit to MGM China in Macau	$7,500
Per-Meeting Fees	None

Directors are reimbursed for expenses to attend Board and committee meetings. In 2017, Ms. McKinney-James received an annual retainer of $10,000 for serving on the board of directors of MGM Grand Detroit, LLC.

Each independent director received a grant of 4,650 RSUs in June 2017, as further described in “2017 Director Compensation” above. Currently, the target value of the annual equity award to independent directors on the grant date is $150,000.

NON-MANAGEMENT DIRECTOR USE OF COMPANY FACILITIES

We have a Policy Concerning Non-Management Director Use of Company Facilities (the “Facility Use Policy”). To permit non-management directors to experience our facilities and to better prepare themselves to provide guidance to us on matters related to product differentiation and resort operations, each year, following the election of the Board at the annual meeting of shareholders, each non-management director is offered a certain amount of M life Express Comps to be utilized at our resort facilities. As each non-management director may have different schedule constraints resulting in varying frequencies of visits to our facilities, non-management directors may request to receive a lesser number of M life Express Comps to suit their anticipated annual visitation. In addition, as a token of appreciation for significant Board service, each non-management director who has served on the Board for a minimum of three years will continue to be offered a certain amount of M life Express Comps for an additional three years after they have ceased to serve on the Board, provided (a) the non-management director’s departure from the Board was on good terms as determined by the Nominating/Corporate Governance Committee in its discretion (for example, the non-management director must not have been removed for cause and there must have been no disagreement in connection with the non-management director’s departure from the Board that would be required to be reported by the Company on Form 8-K) and (b) the non-management director does not after his or her departure from the Board take any action that adversely impacts the Company or breach any agreement with or duty to the Company, in each case as determined by the Nominating/Corporate Governance Committee in its discretion. To the extent required by applicable law or Internal Revenue Service regulations, the fair value of M life Express Comps awarded to each non-management director and former non-management director, as such value is established by us from time to time, will be reported as income to the director on Form 1099. Each non-management director and former non-management director is responsible for paying any applicable income taxes on these amounts based on his or her personal income tax return.

MGM Resorts International 2018 Proxy Statement	15

Principal Stockholders

PRINCIPAL STOCKHOLDERS

The table below shows the number of shares of our Common Stock beneficially owned as of the close of business on March 8, 2018 by each of our directors, director nominees and named executive officers, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group based on 566,656,009 shares of our Common Stock outstanding as of March 8, 2018.

NAME(A)	COMMON STOCK		OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)	PERCENT OF CLASS	DEFERRED STOCK UNITS(C)
Robert H. Baldwin	313,300	(D)	—	313,300	*	—
William A. Bible	17,081		—	17,081	*	33,571
Daniel J. D’Arrigo	185,676		150,000	335,676	*	—
Mary Chris Gay	11,208		4,697	15,905	*	—
William W. Grounds	2,400		—	2,400	*	—
Alexis M. Herman	22,015	(E)	4,697	26,712	*	—
Roland Hernandez	34,730	(F)	4,697	39,427	*	—
William J. Hornbuckle	182,848	(G)	—	182,848	*	—
John Kilroy	2,594		—	2,594	*	4,697
Rose McKinney-James	5,724		3,757	9,481	*	34,916
James J. Murren	1,052,724	(H)	—	1,052,724	*	—
Corey I. Sanders	238,033	(I)	—	238,033	*	—
Gregory M. Spierkel	5,000	(J)	—	5,000	*	34,199
Jan G. Swartz(K)	—		—	—	—	—
Daniel J. Taylor	—		—	—	—	65,151
All directors and executive officers as a group (18 persons total)	2,256,772		167,848	2,424,620	*	172,534

*	Less than 1%

(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(B)	Deferred stock units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)	Includes all previously deferred stock units held by Non-Employee Directors and RSUs to be deferred within 60 days. Deferred stock units are payable either in a lump sum or installments, at the director’s election, with the lump sum or first installment payable within 90 days of the first day of the month following the director’s separation from the Board. Does not include dividend equivalents in respect of RSUs that were credited to the holders’ account on March 15, 2018 with the number of additional RSUs based on the closing price of MGM’s shares on March 15, 2018.

(D)	Includes 200,179 shares held in living trust.

(E)	Includes 13,730 shares held in living trust.

(F)	Includes 1,576 shares held in family living trust and 16,404 shares held in a retirement account.

(G)	Includes 156,559 shares held in trust.

(H)	Includes 481,960 shares held in grantor retained trust and 175,329 shares held by spousal limited access trust.

(I)	Includes 11,474 shares held in trust.

(J)	Held by grantor trust.

(K)	Ms. Swartz was appointed to serve as a member of the Board on March 14, 2018, at which time she received a pro rata grant of 1,051 RSUs, which will vest on May 2, 2018. Such amount is not shown in the table above.

16	MGM Resorts International 2018 Proxy Statement

Principal Stockholders

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of March 8, 2018, the only persons known by us to be the beneficial owners of more than 5% of our Common Stock were as follows based on 566,656,009 shares of our Common Stock outstanding as of March 8, 2018:

NAME AND ADDRESS	SHARES BENEFICIALLY OWNED(A)		PERCENT OF CLASS
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	50,534,889	(B)	8.92%
Tracinda Corporation 150 South Rodeo Drive, Suite 250 Beverly Hills, California 90212	37,173,744	(C)	6.56%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	35,609,163	(D)	6.28%
Soroban Capital GP LLC 55 West 46th Street, 32nd Floor New York, NY 10036	35,304,047	(E)	6.23%

(A)	Except as otherwise indicated, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(B)	Based upon a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2018. Reflects sole voting power of 693,890 shares and sole dispositive power of 49,756,406 shares.

(C)	Based upon a Schedule 13D/A filed by Tracinda with the SEC on December 6, 2017. According to the 13D/A, Tracinda shares voting and dispositive power over these 37,173,744 shares with Anthony L. Mandekic, Tracinda’s CEO, President and Secretary/Treasurer, who also has sole voting and dispositive power over 51,540 shares. On March 13, 2018, Tracinda and Mr. Mandekic jointly filed a Schedule 13D/A to report the sale of 10,000,000 shares. As a result of the sale, Tracinda reported shared voting and dispositive power over 27,173,744 shares and Mr. Mandekic reported sole voting and dispositive power over 51,540 shares and aggregate beneficial ownership of 27,225,284 shares; based on these beneficial ownership amounts, both Tracinda and Mr. Mandekic both hold under 5% of our shares as of the date of this Proxy Statement.

(D)	Based upon a Schedule 13G filed by BlackRock, Inc. with the SEC on February 1, 2018. Reflects sole voting power of 31,679,093 shares and sole dispositive power of 35,609,163 shares.

(E)	Based upon a Schedule 13G/A filed by Soroban Capital GP LLC with the SEC on February 14, 2018. Reflects shared voting and dispositive power of 35,304,047 shares with Soroban Capital Partners LP, Soroban Capital Partners GP LLC and Eric W. Mandelblatt.

MGM Resorts International 2018 Proxy Statement	17

Principal Stockholders

SECURITY OWNERSHIP IN OUR SUBSIDIARIES

The table below shows the number of MGM Growth Properties LLC (“MGP”) Class A shares beneficially owned as of the close of business on March 8, 2018 by each of our directors, director nominees and named executive officers, as well as the number of MGP shares beneficially owned by all of our current directors and executive officers as a group, based on 70,896,795 shares of MGP’s Class A shares outstanding as of March 8, 2018.

NAME(A)	CLASS A SHARES		OPTIONS/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)(C)	PERCENT OF CLASS		DEFERRED SHARE UNITS(C)(D)
Robert H. Baldwin	—		—	—	—		—
William A. Bible	34,614		—	34,614		*	5,501
Daniel J. D’Arrigo	27,623		—	27,623		*	—
Mary Chris Gay	—		—	—	—		7,859
William W. Grounds	500		—	500		*	—
Alexis M. Herman	—		—	—	—		—
Roland Hernandez	10,416		—	10,416		*	7,859
William J. Hornbuckle	39,213	(E)	—	39,213		*	—
John Kilroy	—		—	—	—		—
Rose McKinney-James	—		—	—	—		7,859
James J. Murren	262,705	(F)	—	262,705		*	—
Corey I. Sanders	182,541	(G)	—	182,541		*	—
Gregory M. Spierkel	—		—	—	—		7,859
Jan G. Swartz	—		—	—	—		—
Daniel J. Taylor	—		—	—	—		16,462
All directors and executive officers as a group (18 persons total)	620,290		—	620,290		*	53,399

*	Less than 1%

(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(B)	Deferred share units are excluded from shares beneficially owned. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(C)	Does not include dividend equivalents in respect of RSUs that will be credited to the holders’ account on April 13, 2018 with the number of additional RSUs based on the closing price of MGP’s Class A shares on April 13, 2018.

(D)	Represents deferred share units under the MGM Growth Properties LLC 2016 Deferred Compensation Plan for non-employee directors. Each deferred share unit is the economic equivalent of one Class A share. The deferred share units become payable upon termination of service as a director.

(E)	Includes 7,541 shares held in trust.

(F)	Includes 159,000 shares held in trust and 66,000 shares held by IRA.

(G)	Includes 175,000 shares held in trust.

18	MGM Resorts International 2018 Proxy Statement

Principal Stockholders

The table below shows the number of MGM China Holdings Limited shares beneficially owned as of the close of business on March 8, 2018 by each of our directors, director nominees and named executive officers, as well as the number of MGM China Holdings Limited shares beneficially owned by all of our current directors and executive officers as a group.

NAME(A)	ORDINARY SHARES	OPTIONS/SARs/ RSUs EXERCISABLE OR VESTING WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(B)	PERCENT OF CLASS
Robert H. Baldwin	—	—	—	—
William A. Bible	10,000	—	10,000	*
Daniel J. D’Arrigo	—	—	—	—
Mary Chris Gay	—	—	—	—
William W. Grounds	—	—	—	—
Alexis M. Herman	—	—	—	—
Roland Hernandez	506,800	—	506,800	*
William J. Hornbuckle	—	—	—	—
John Kilroy	—	—	—	—
Rose McKinney-James	—	—	—	—
James J. Murren	—	—	—	—
Corey I. Sanders	—	—	—	—
Gregory M. Spierkel	—	—	—	—
Jan G. Swartz	—	—	—	—
Daniel J. Taylor	—	—	—	—
All directors and executive officers as a group (18 persons total)	516,800	—	516,800	*

*	Less than 1%

(A)	The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(B)	Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

MGM Resorts International 2018 Proxy Statement	19

Transactions with Related Persons

TRANSACTIONS WITH RELATED PERSONS

Related person transactions covered by Item 404(a) of Regulation S-K requiring review by the Audit Committee are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company, including consideration of the factors set forth in our written guidelines under our Code of Conduct for the reporting, review and approval of potential conflicts of interest: the size of the transaction or investment, the nature of the transaction or investment, the nature of the relationship between the third party and the Company, the nature of the relationship between the third party and the director or employee, the net worth of the employee or director, and any other factors the Committee deems appropriate. If the Company becomes aware of an existing transaction with a related person that has not been approved under the foregoing procedures, then the matter is referred to the Audit Committee. The Audit Committee then evaluates all options available, including ratification, revision or termination of such transaction.

For 2017, we have no related party transactions to report.

20	MGM Resorts International 2018 Proxy Statement

Proposals Requiring Your Vote

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1 ELECTION OF DIRECTORS

At the Annual Meeting, our stockholders are being asked to elect directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal. All of the Company’s nominees on the Proxy Card were elected as directors at the last annual meeting of stockholders. If any of the following nominees should be unavailable to serve as director, which contingency is not presently anticipated, it is the intention of the persons designated as proxies to select and cast their votes for the election of such other person or persons as the Board may designate.

The Board recommends a vote FOR the election of each of the nominees to the Board.

Information Concerning the Board’s Nominees

The Board seeks nominees who have substantial professional accomplishments and who are leaders in the companies or institutions with which they are affiliated. Nominees should be persons who are capable of applying independent judgment and undertaking analytical inquiries and who exhibit high integrity, practical wisdom and mature judgment. The Nominating/ Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, based on diverse experiences. The Nominating/Corporate Governance Committee, together with the Board, reviews on an annual basis the composition of the Board to determine whether the Board includes the right mix and balance of skill sets, financial acumen, general and special business experience and expertise, industry knowledge, diversity, leadership abilities, high ethical standards, independence, sound judgment, interpersonal skills, overall effectiveness and other desired qualities. Director candidates also must meet the approval of certain state regulatory authorities.

We identify and describe below the key experience, qualifications and skills, in addition to those discussed above, that the directors bring to the Board and that are important in light of our business.

•	Leadership experience. Directors with experience in significant leadership positions demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Thus, their service as top leaders at other organizations also benefits us.

•	Finance experience. An understanding of finance and financial reporting is important for our directors, as we measure our operating and strategic performance by reference to financial targets. As such, in addition to our directors who may qualify as audit committee financial experts, we expect all of our directors to be financially knowledgeable.

•	Industry experience. We seek to have directors with experience as executives, as directors or in other leadership positions in the resort and gaming industries in which we participate, particularly given the highly regulated nature of these industries.

•	Government experience. We seek directors with government experience, as our business is subject to extensive government regulation and we are directly affected by governmental actions. We therefore recognize the importance of working constructively with local, state, federal and international governments.

•	Public company directorship experience. We seek directors with experience as directors of other public companies, as we believe these individuals will have been exposed to the various types of financial, governance and operational matters that companies such as ours consider from time to time.

MGM Resorts International 2018 Proxy Statement	21

Proposals Requiring Your Vote

The following table sets forth, for each nominee, his or her name, age as of the date of the Annual Meeting, principal occupation for at least the past five years and certain other matters. The respective experiences, qualifications and skills the Board considered in determining whether to recommend each director nominated for election are also included in the column to the right.

ROBERT H. BALDWIN

Principal Occupation/Other Directorships

•  Chief Customer Development Officer since August 2015.

•  Chief Design and Construction Officer of the Company from August 2007 to August 2015.

•  President of Project CC, LLC, the managing member of CityCenter Holdings, LLC, since March 2005, and President and Chief Executive Officer of Project CC, LLC since August 2007.

•  Chief Financial Officer of Mirage Resorts, Incorporated from 1999 to 2000. President and Chief Executive Officer of Mirage Resorts, Incorporated from June 2000 to August 2007.

•  President and Chief Executive Officer of Bellagio, LLC or its predecessor from June 1996 to March 2005.

AGE: (67) DIRECTOR SINCE 2000 CHIEF CUSTOMER DEVELOPMENT OFFICER OF THE COMPANY

Director Qualifications

Leadership experience—former Chief Executive Officer of Bellagio, LLC and of Mirage Resorts, Incorporated, and current President and Chief Executive Officer of the CityCenter joint venture managing entity

Finance experience—former Chief Financial Officer of Mirage Resorts, Incorporated

Industry experience—has held Chief Executive Officer and various other leadership positions in entities involved in the gaming and resort industry for many years

22	MGM Resorts International 2018 Proxy Statement

Proposals Requiring Your Vote

WILLIAM A. BIBLE

Principal Occupation/Other Directorships

•  Former President of the Nevada Resort Association from 1999 to March 2010, prior to joining the Company’s Board.

•  Director of the Las Vegas Monorail Company from 2007 to 2008.

•  Chairman of the Nevada State Gaming Control Board from 1988 to 1998.

•  Various positions as a state official overseeing financial matters from 1971 to 1988, including, after 1983, Director of Administration and Chief of the Budget Division (State Budget Director).

•  Member, National Gambling Impact Study Commission from June 1997 to June 1999. Former management trustee of a number of trusts.

AGE: (73) DIRECTOR SINCE 2010 FORMER PRESIDENT OF THE NEVADA RESORT ASSOCIATION

Director Qualifications

Leadership experience—former chairman of Nevada gaming regulatory body for 10 years; former President of a gaming and resort industry advocacy group

Finance experience—former state official overseeing financial matters

Industry experience—former President of a gaming and resort industry advocacy group

Government experience—former chairman of Nevada gaming regulatory body for 10 years; various positions within the Nevada state government overseeing financial matters

MGM Resorts International 2018 Proxy Statement	23

Proposals Requiring Your Vote

MARY CHRIS GAY

Principal Occupation/Other Directorships

•  Founder and principal of Bristol Partners, LLC.

•  Former Senior Vice President and portfolio manager responsible for $20 billion in assets for clients in the United States and abroad, from 1998 until 2013, and equity research analyst focused on the gaming and lodging industry, from 1989 until 1998, at Legg Mason Global Asset Management, an international asset management firm.

•  Consultant and advisor to start-up companies in early stage financings since 2013.

•  Former advisor to the Sellinger School of Business at Loyola University Maryland.

AGE: (50) DIRECTOR SINCE 2014 FORMER SENIOR VICE PRESIDENT, PORTFOLIO MANAGER AND EQUITY ANALYST AT LEGG MASON GLOBAL ASSET MANAGEMENT

Director Qualifications

Leadership experience—former Senior Vice President of one of the largest international asset management firms

Finance experience—served as Senior Vice President and portfolio manager of a regulated financial services institution, responsible for, among other things, assessing the performance of companies and evaluating their financial statements

Industry experience—served as an equity analyst researching the gaming and lodging industries

24	MGM Resorts International 2018 Proxy Statement

Proposals Requiring Your Vote

WILLIAM W. GROUNDS

Principal Occupation/Other Directorships

•  Director, President and Chief Operating Officer of Infinity World Development Corp, a private investment entity which owns half of CityCenter, since November 2009, having joined Infinity World in April 2008.

•  Member of CityCenter Board of Directors since December 2009.

•  Various senior executive positions in the real estate investment and development industries, including General Manager at Unlisted Funds of Investa Property Group Ltd. from April 2002 to May 2007 and CEO of Property and Finance at MFS Ltd. from June 2007 to March 2008.

•  Board Member of Lend Lease Property Services and Civil & Civic from 1997 to 1998.

•  Board member of Grand Avenue L.A. LLC, a mixed use real estate development joint venture with The Related Companies from 2008 to 2017.

•  Director and member of the Audit Committee, Compensation Committee and Nominating & Governance Committee of Remark Holdings Inc. (MARK) since October 2013.

•  Director of Nevada Public Radio KNPR since January 2017.

AGE: (62) DIRECTOR SINCE 2013 DIRECTOR, PRESIDENT AND CHIEF OPERATING OFFICER OF INFINITY WORLD DEVELOPMENT CORP

Director Qualifications

Leadership experience—President and Chief Operating Officer of Infinity World Development Corp.; senior level executive at multiple real estate and development companies; director and board committee member of a not-for-profit public broadcasting organization

Finance Experience—former Chief Executive Officer of Property and Finance at MFS Ltd., and General Manager at Unlisted Funds of Investa Property Group Ltd., both real estate investment management firms

Industry experience—Officer of investment entity that owns half of CityCenter; senior level executive at multiple real estate and development companies responsible for, among other things, developing mixed use real estate projects

Public company directorship experience—director and board committee member of a global digital media company

MGM Resorts International 2018 Proxy Statement	25

Proposals Requiring Your Vote

ALEXIS M. HERMAN

Principal Occupation/Other Directorships

•  Chair and Chief Executive Officer of New Ventures LLC, a corporate consulting company, since 2001.

•  Lead Director, Chair of the Governance and Nominating Committee, and member of the Audit Committee, Compensation Committee, and Executive Committee of Cummins Inc. Director and member of the Personnel Committee and Chair of the Corporate Governance Committee of Entergy Corp.

•  Director and member of the Compensation Committee and Public Issues and Diversity Review Committee of The Coca-Cola Company.

•  Serves as Chair of the Diversity & Inclusion Business Advisory Board of Sodexo, Inc. and as Chair of Toyota Motor Corporation’s North American Diversity Advisory Board.

•  United States Secretary of Labor from 1997 to 2001.

•  Member of the Board of Trustees of the National Urban League, a civil rights organization.

AGE: (70) DIRECTOR SINCE 2002 CHAIR AND CHIEF EXECUTIVE OFFICER OF NEW VENTURES LLC

Director Qualifications

Leadership experience—Chief Executive Officer of a consulting firm; former United States Secretary of Labor; member of the board of trustees of a civil rights organization

Finance experience—member of the audit committee of a public company that designs, manufactures, sells and services diesel engines and related technology around the world

Government experience—former United States Secretary of Labor

Public company directorship experience—director and member of various board committees of several public companies; member of advisory boards to public companies

26	MGM Resorts International 2018 Proxy Statement

Proposals Requiring Your Vote

ROLAND HERNANDEZ

Principal Occupation/Other Directorships

•  Director, officer or partner and owner of minority interests in privately held companies engaged in real estate, investment, media and security services for more than the past five years.

•  Chairman of the Board of Directors of Belmond Ltd. (formerly Orient-Express Hotels Ltd.).

•  Lead Director, Chair of the Nominating & Governance Committee, and member of the Audit Committee of Vail Resorts, Inc. Director of US Bancorp (USB) and chairman of the Audit Committee and member of the Community Reinvestment and Public Policy Committee.

•  Director and member of the Nominating Committee of Sony Corporation from 2008 to June 2013.

•  Director of The Ryland Group, Inc., a real estate/home construction company, from 2001 to April 2012.

•  Director and member of the Finance Committee of Lehman Brothers Holdings Inc. from 2005 to March 2012.

•  Director and Chairman of the Audit Committee of Wal-Mart Stores, Inc. from 1998 to June 2008.

•  Formerly Chairman and Chief Executive Officer of Telemundo Group, Inc.

AGE: (60) DIRECTOR SINCE 2002 DIRECTOR, OFFICER OR PARTNER AND OWNER OF MINORITY INTERESTS IN PRIVATELY HELD COMPANIES

Director Qualifications

Leadership experience—former Chairman and Chief Executive Officer of a Spanish-language television broadcast network; chairman of a hotel and adventure travel company

Finance experience—audit committee member of a large bank and audit committee member of a mountain resort company; formerly chairman of the audit committee of an international retail company and former member of the audit committee and finance committee of a real estate/home construction company

Industry experience—director of a mountain resort company; chairman of a hotel and adventure travel company

Public company directorship experience—director and board committee member of several public companies in the recreation, finance and real estate industries

MGM Resorts International 2018 Proxy Statement	27

Proposals Requiring Your Vote

JOHN KILROY

Principal Occupation/Other Directorships

•  Chief Executive Officer, President and Chairman of the Board of Kilroy Realty Corporation (“Kilroy Realty”) since February 2013.

•  Chief Executive Officer, President and a director since of Kilroy Realty since its incorporation in September 1996.

•  Serves on the board of governors of the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley.

•  Previously served on the board of governors of the National Association of Real Estate Investment Trusts (“NAREIT”), the board of New Majority California and as Chairman of New Majority Los Angeles.

•  Past trustee of the El Segundo Employers Association, Viewpoint School, Jefferson Center for Character Education and the National Fitness Foundation.

•  Member of NAREIT, The Real Estate Roundtable and was a member of the San Francisco America’s Cup Organizing Committee.

•  Mr. Kilroy attended the University of Southern California.

AGE: (69) DIRECTOR SINCE 2017 CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHAIRMAN OF THE BOARD OF KILROY REALTY CORPORATION

Director Qualifications

Leadership experience—Chairman and Chief Executive Officer of one of the largest, vertically integrated REITs on the West Coast

Finance experience—has served as a Chief Executive Officer and President since 1981 of a capital intensive commercial real estate business that is involved in development, construction, acquisitions, dispositions, leasing, financing and entitlement

Industry experience—has been active in the real estate industry for 40 years, with experience in acquiring, owning, developing and managing real estate, and has served on the board of governors of a national real estate trade organization

Public company directorship experience—Director and chairman of one of the largest, public company REITs on the West Coast

28	MGM Resorts International 2018 Proxy Statement

Proposals Requiring Your Vote

ROSE MCKINNEY-JAMES

Principal Occupation/Other Directorships

•  Managing Principal of Energy Works Consulting LLC and McKinney James & Associates, providing consulting services regarding public affairs in the areas of energy, education, and environmental policy, in each case for more than the past five years.

•  Director of Marketing and External Affairs of Nevada State Bank Public Finance from 2007 to 2013.

•  Member of the Audit Committee and chair of the CRA Committee of Toyota Financial Savings Bank.

•  Former Director and Chair of the Board Governance and Nominating Committee and member of the Finance Committee of Employers Holdings, Inc. from 2005 to June 2013.

•  Serves on the board of directors of MGM Grand Detroit, LLC and as an emeritus director of Three Square and Nevada Partners.

•  Director and Chair of the Governance and Nominating Committee of The Energy Foundation.

•  Director of the National Association of Corporate Directors Southern California Chapter and Fellow of the National Association of Corporate Directors.

•  Formerly the President and Chief Executive Officer of the Corporation for Solar Technologies and Renewable Resources for five years.

•  Former Commissioner with the Nevada Public Service Commission and former Director of the Nevada Department of Business and Industry.

AGE: (66) DIRECTOR SINCE 2005 MANAGING PRINCIPAL OF ENERGY WORKS CONSULTING LLC AND MCKINNEY JAMES & ASSOCIATES

Director Qualifications

Leadership experience—former President and CEO of a not-for-profit corporation focused on solar and renewable energy technologies; former leader of two Nevada state government agencies

Finance experience—finance committee member of a company that provides workers’ compensation insurance and services to small businesses; member of audit committee of Toyota Financial Savings Bank

Industry experience—former director of Mandalay Resort Group prior to its acquisition by the Company

Government experience—former leader of two Nevada state government agencies

Public company directorship experience—former director and board committee member of a company that provides workers’ compensation insurance and services to small businesses

MGM Resorts International 2018 Proxy Statement	29

Proposals Requiring Your Vote

JAMES J. MURREN

Principal Occupation/Other Directorships

•  Chairman and Chief Executive Officer of the Company since December 2008. President from December 1999 to December 2012. Chief Operating Officer from August 2007 through December 2008. Prior to that, Chief Financial Officer from January 1998 to August 2007 and Treasurer from November 2001 to August 2007.

•  Chairman of MGM Growth Properties LLC since 2016 and MGM China Holdings Limited since 2013.

•  Director of the Nevada Cancer Institute from 2002 to 2012.

•  Director of Delta Petroleum Corporation from February 2008 to November 2011.

•  Prior to joining the Company, worked in the financial industry for over 10 years, serving as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank.

•  Serves on the Board of Trustees at the Brookings Institute, Trinity College and Howard University.

AGE: (56) DIRECTOR SINCE 1998 CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE COMPANY

Director Qualifications

Leadership experience—Chairman and Chief Executive Officer of the Company; has held key executive positions with the Company for over 10 years (including Chairman of CityCenter Holdings, LLC, a joint venture with Infinity World Development Corp); co-founder, former director and board committee member of a non-profit organization providing cancer research and care

Finance experience—former Chief Financial Officer and Treasurer of the Company; served as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank; earned Chartered Financial Analyst certification

Industry experience—leader in the hotel and casino industry for approximately 20 years; former chairman of a gaming and resort industry advocacy group and former chairman of the American Gaming Association

Public company directorship experience—former director and board committee member of a public oil and gas company; chairman of the board of MGM Growth Properties LLC and MGM China Holdings Limited, subsidiaries of the Company

30	MGM Resorts International 2018 Proxy Statement

Proposals Requiring Your Vote

GREGORY M. SPIERKEL

Principal Occupation/Other Directorships

•  Joined Ingram Micro Inc., a worldwide distributor of technology products, in 1997 as Senior Vice President and President of Ingram Micro Asia Pacific, before being named Executive Vice-President and President of Ingram Micro Europe and later President of Ingram Micro Inc. in 2004. Then served as Chief Executive Officer and Director of Ingram Micro Inc. from 2005 until his departure in 2012.

•  Consultant and advisor to private equity firms investing in the IT sector since 2012.

•  Director, Chair of the Compensation Committee, and member of the Audit Committee of PACCAR Inc., a truck manufacturer and technology company, since 2008.

•  Director of Schneider Electric SE since October 2014 and member of the Governance Committee and Strategy Committee.

•  Member of the McLaren Technology Group business advisory group since January 2018.

•  Served as a member of the Advisory Board at The Merage School of Business at the University of California, Irvine until 2016.

AGE: (61) DIRECTOR SINCE 2013 CONSULTANT AND ADVISOR TO PRIVATE EQUITY FIRMS

Director Qualifications

Leadership experience—former Chief Executive Officer of a public worldwide distributor of technology products

Finance experience—serves on the audit committee of a truck manufacturer and technology company; as CEO of the world’s largest technology distribution company, oversaw the financial results and reporting of a public company for seven years

Public company directorship experience—former director of a public worldwide distributor of technology products, current director of a truck manufacturer and technology company, and current director of a global energy company

MGM Resorts International 2018 Proxy Statement	31

Proposals Requiring Your Vote

JAN G. SWARTZ

Principal Occupation/Other Directorships

•  Carnival Corporation, Group President, Princess Cruises and Carnival Australia. Previously, President, Princess Cruises from 2013-2016 and Executive Vice President, Sales, Marketing and Customer Service, Princess Cruises from 2008-2013.

•  Prior to joining Carnival Corporation, served as Chief Executive Officer of MXG Media from 1999-2000.

•  During 1992-1999, served as an associate consultant, consultant and manager at Bain & Company, Inc.

AGE: (48) DIRECTOR SINCE 2018 GROUP PRESIDENT, PRINCESS CRUISES AND CARNIVAL AUSTRALIA AT CARNIVAL CORPORATION

Director Qualifications

Leadership experience—Current Group President at Carnival Corporation, the world’s largest leisure travel company; former Chief Executive Officer of MXG Media, an interactive entertainment Company; President of the Princess Cruises Community Foundation

Finance experience—Various progressive roles at Carnival Corporation involving oversight of domestic and international sales, commercial planning and yield management

Industry experience—Current Group President at the world’s largest leisure travel company; oversaw the international expansion of the cruise category in new markets and has worked with leading consumer and service companies on growth strategies

32	MGM Resorts International 2018 Proxy Statement

Proposals Requiring Your Vote

DANIEL J. TAYLOR

Principal Occupation/Other Directorships

•  Employed as an executive of Tracinda since 2007.

•  Director of MGM Growth Properties LLC. Non-Executive Chairman of the Board of Directors of Light Efficient Design, a division of TADD LLC since July 2014, a manufacturer and distributor of LED lighting products, primarily for the retrofit market.

•  President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005.

•  Vice President—Taxes at MGM/UA Communications Co., the predecessor company of MGM Studios, from 1985 to 1991.

•  Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co. from 1978 to 1985.

•  Director of Inforte Corp. from October 2005 to 2007.

•  Chairman of the Board of Directors of Delta Petroleum Corporation from May 2009 to August 2012 (and a director from February 2008 to August 2012), and a former member of the Audit Committee and Nominating and Corporate Governance Committee of such company.

AGE: (61) DIRECTOR SINCE 2007 EXECUTIVE OF TRACINDA

Director Qualifications

Leadership experience—Chairman of the Board of a manufacturer and distributor of LED lighting products; former President of a motion picture, television, home video, and theatrical production and distribution company

Finance experience—former Chief Financial Officer of a motion picture, television, home video, and theatrical production and distribution company; former Vice President—Taxes of a motion picture, television, home video, and theatrical production and distribution company; former tax manager at a public accounting firm

Industry experience—former Tax Manager specializing in the entertainment and gaming practice at Arthur Andersen & Co.

Public company directorship experience—former director and board committee member of a public oil and gas company; former director of a management consulting company; director of MGM Growth Properties LLC

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE

“FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE BASED UPON THEIR

RESPECTIVE EXPERIENCES, QUALIFICATIONS AND SKILLS IDENTIFIED ABOVE.

MGM Resorts International 2018 Proxy Statement	33

Proposals Requiring Your Vote

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2018. For 2017, Deloitte & Touche LLP audited and rendered opinions on our financial statements and internal control over financial reporting.

A representative of Deloitte & Touche LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board recommends a vote “FOR” the ratification of the appointment of

Deloitte & Touche LLP as our independent registered public accounting firm.

Audit and Non-Audit Fees

The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2017 and 2016 for audit and non-audit services. All of the services described below were approved in accordance with our pre-approval policy, which is described in the next section.

	2017	2016
Audit fees(A)	$8,419,000	$9,273,000
Audit-related fees(A)	20,000	27,000
Tax fees(B)	717,000	168,000
All other fees	1,788,000	—
Total	$10,944,000	$9,468,000

(A)	Audit fees and audit-related fees include fees associated with MGP of $1,504,000 and $0 in 2017, respectively, and $2,574,000 and $14,000 in 2016, respectively.
(B)	Tax fees include fees associated with MGP of $8,000 in 2017.

The category “Audit fees” includes fees for our annual audit and quarterly reviews of our consolidated financial statements and of our subsidiaries, the attestation reports on our internal control over financial reporting, statutory and compliance audits required by gaming regulators, assistance with SEC filings, and fees related to debt and equity offerings. The category “Audit-related fees” includes fees related to other assurance services not included in “Audit Fees.” The category “Tax fees” includes tax consultation, tax planning fees and tax compliance services. The category “All other fees” includes consulting services for the purpose of providing advice and recommendations.

Pre-Approval Policies and Procedures

Our Audit Committee has a policy related to pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm. Pursuant to this policy, the Audit Committee must pre-approve all services provided by the independent registered public accounting firm. Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for such year. As provided under the Sarbanes-Oxley Act of 2002 and the SEC’s rules, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee to address certain requests for pre-approval in between regularly scheduled meetings of the Audit Committee, and such pre-approval decisions are reported to the Audit Committee at its next regular meeting. The policy is designed to help ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and management represented to the Audit Committee

34	MGM Resorts International 2018 Proxy Statement

Proposals Requiring Your Vote

that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP included the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

The Audit Committee also: (i) reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche LLP the Company’s internal control over financial reporting; and (ii) reviewed and discussed with management and Deloitte & Touche LLP their respective assessment of the effectiveness of the Company’s internal control over financial reporting.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

GREGORY M. SPIERKEL, Chair

WILLIAM A. BIBLE

MARY CHRIS GAY

ROLAND HERNANDEZ

JOHN KILROY

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

MGM Resorts International 2018 Proxy Statement	35

Proposals Requiring Your Vote

PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure (also referred to as “say-on-pay”).

Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, which begins on the next page, for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and core business principles. We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution:

“RESOLVED, that the stockholders of MGM Resorts International approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and narrative disclosure.”

Although the advisory vote is not binding on the Compensation Committee or the Board, the Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program. At the 2017 annual meeting of stockholders a majority of the Company’s shareholders voted in favor of holding a say-on-pay advisory vote on an annual basis and, in light of this vote, the Board adopted a policy of holding say-on-pay votes annually. Therefore, unless the Board determines otherwise, the next advisory vote to approve executive compensation will occur at the 2019 annual meeting of stockholders.

The Board recommends a vote “FOR” the advisory vote to approve executive compensation.

36	MGM Resorts International 2018 Proxy Statement

Executive Compensation

EXECUTIVE COMPENSATION

COMPENSATION PRACTICES AT A GLANCE

	What We Do	o	What We Do NOT Do

✓	DO pay for performance – A significant portion of our NEO compensation is at-risk variable compensation	✗	NO pledging permitted by directors or Section 16 officers

✓	DO provide minimum vesting period in award forms for long-term incentive awards	✗	NO hedging or derivative transactions permitted by directors or Section 16 officers

✓	DO conduct annual compensation risk assessments	✗	NO “single trigger” change in control payments

✓	DO maintain a clawback policy	✗	NO golden parachute tax gross ups

✓	DO use an independent compensation consultant	✗	NO re-pricing of underwater stock options without stockholder approval

✓	DO appoint a Compensation Committee comprised solely of independent directors	✗	NO minimum payout of long-term incentive compensation

2017 EXECUTIVE COMPENSATION UPDATES

In 2017 we took the following important steps to enhance our compensation program, including:

✓	Expanding the performance criteria under our long-term incentive program by adding a relative total shareholder return (“TSR”) component that compares the Company’s performance over a three-year period to that of the other companies in the S&P 500 index.

✓	Modifying the structure of annual bonus payouts so that the portion of the annual bonus earned in respect of 2017, if any, that gets paid out in the form of equity awards will be paid in the form of deferred restricted stock units (“Bonus dRSUs”), rather than performance units based on share price appreciation. The Compensation Committee determined that this design change was appropriate given that the executive had already achieved the level of performance necessary in order to earn an annual bonus payout in an amount exceeding his or her base salary.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) reports on compensation policies applicable to our “Named Executive Officers”, which are generally defined pursuant to SEC rules as our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers who are serving at the end of the preceding fiscal year. In 2017, our Named Executive Officers were the following individuals, to whom we sometimes refer as our “NEOs”:

NAME	TITLE
James J. Murren	Chairman of the Board and Chief Executive Officer
Daniel J. D’Arrigo	Executive Vice President and Chief Financial Officer
Robert H. Baldwin	Chief Customer Development Officer
William J. Hornbuckle	President
Corey I. Sanders	Chief Operating Officer

MGM Resorts International 2018 Proxy Statement	37

Executive Compensation

EXECUTIVE SUMMARY

Continued Focus on Performance-Based Compensation and Long-Term Incentives

Mr. Murren and the other NEOs currently receive the majority of their compensation in the form of equity awards and an annual bonus payable only if performance goals established by the Compensation Committee are satisfied. The following charts illustrate for Mr. Murren and the other NEOs the components of 2017 target direct compensation (i.e., base salary, target bonus and the grant date value of long-term equity incentive awards).

These charts illustrate the impact of our performance-based compensation structure, one element of which is that annual bonuses earned in excess of 100% of the executive’s base salary are payable (i) for the balance between base salary and the NEO’s target Bonus, 67% in the form of Bonus dRSUs, with the balance paid in cash and (ii) for the remainder, 33% in the form of Bonus dRSUs, with the balance paid in cash (the “Bonus dRSU Policy”). In prior years, 100% of the bonus payable in excess of a NEOs base salary was payable in performance share units subject to achievement of specified performance criteria. In November 2017, the Committee determined that the portion of the annual bonus payable in equity per the formula described above would be in the form of dRSUs going forward.

As shown below, approximately 83.3% of the CEO’s target direct compensation and 75.9% of the target direct compensation of the other NEOs is composed of compensation where the value is determined based on the achievement of performance goals, the Company’s TSR or the Company’s TSR as compared to its peers. In addition, as illustrated by the chart below, the majority of the CEO’s target direct compensation for 2017 (61.1%) was in the form of long-term incentives (“LTIs”).

The above figures do not take into account the special cash bonuses made to the named executive officers, as described in the “Other Cash-Based Awards” section below.

38	MGM Resorts International 2018 Proxy Statement

Executive Compensation

Continuation of Existing Performance Metrics for Compensation

Annual Bonuses

Consistent with its focus on linking pay with performance, for 2017 the Compensation Committee set a challenging Adjusted EBITDA target for the annual bonuses payable to the Company’s NEOs under the Company’s Annual Performance-Based Incentive Plan for Executive Officers (the “Annual Incentive Plan”), considering the economic conditions in each of the markets in which we operate. Adjusted EBITDA as determined for 2017 was below this target, and accordingly, the NEOs earned 96.3% of their target annual bonuses (as described in more detail below).

Long-Term Incentives

For 2017, as in prior years, long-term incentives were paid to our executives in the form of performance share units and restricted stock units (RSUs). In the fall of 2017, the Compensation Committee, in consultation with management and its advisors, conducted a detailed review of our current long-term incentive design structure, which has been in place since 2012, and determined that some modification was desirable.

While the Compensation Committee concluded that the structure of long-term incentives from 2012-2016 (consisting of roughly 75% in value in the form of performance share units based on MGM’s share price appreciation (“PSUs”) and 25% in the form of RSUs) had worked well, it ultimately concluded that a more diversified set of metrics would be more appropriate. Specifically, the Compensation Committee concluded executive incentives and shareholder alignment would be improved by introducing a long-term incentive compensation component that compared MGM’s TSR to the TSR of other companies in the S&P 500. This CD&A refers to the performance share units based on MGM’s TSR compared to the TSR of other S&P 500 companies as “Relative TSR PSUs”, as contrasted to performance share units that vest based on MGM’s TSR, referred to herein as Absolute TSR PSUs. In making its determination to introduce this relative TSR performance metric, the Compensation Committee considered, among other things, the fact that (1) shareholders are more likely to benefit from a performance metric that motivates executives to consider not just MGM’s absolute performance, but how MGM is performing versus the alternative investments that shareholders can make, and (2) a relative TSR metric is attractive to executives because it offers some protection if, despite meeting internal financial goals, MGM’s stock price does not do as well as expected because of a broad downturn in the stock market.

Under the new long-term incentive structure, the long-term incentives for 2017 were awarded 30% in Absolute TSR PSUs, 30% in Relative TSR PSUs, and 40% in RSUs. Absolute TSR PSUs cliff vest in the target amount of the Absolute TSR PSU awards at the end of three years only if our TSR appreciates 25% over the three-year period following the grant date. Relative TSR PSUs vest based on the relative ranking of our TSR against the TSR of other companies in the S&P 500. See “Elements of Compensation—Long-Term Equity Incentives” below for a further description of these awards.

Starting with the annual bonus for 2017 (payable in 2018), bonus amounts earned in excess of base salary were paid in accordance with the Bonus RSU Policy described above. For 2014-2016, the equity portion of the annual bonuses had been paid in PSUs based on share price appreciation. As part of the redesign of our long-term incentive program, the Committee determined that the equity awarded under the Bonus RSU Policy would be in the form of Bonus dRSUs instead of PSUs based on share price appreciation. This decision was made in recognition of the fact that the performance required to be achieved to earn these awards had already been satisfied in connection with the annual bonus program. Bonus dRSUs are “vested” as of the grant date, meaning they are not subject to the achievement of additional performance criteria and are not subject to forfeiture in the case of termination. The payment of Bonus dRSUs granted in respect of 2017 performance is deferred until the third anniversary of the grant date.

The RSUs granted to the NEOs in November 2017 were subject to achievement of a performance target based upon achievement of an Adjusted EBITDA target (as described below). Each RSU entitles the holder to receive one share of our stock at vesting, assuming that the applicable Adjusted EBITDA target is met. The RSUs will be canceled if such performance criterion is not met.

Results from 2017 Say-on-Pay Vote

We believe that our shareholders support our compensation practices. Our 2017 proposal to approve, on an advisory basis, the 2016 compensation of our NEOs (i.e., the “say-on-pay” proposal) was approved by approximately 88% of the votes cast. In February and March of 2018, a member of the Compensation Committee discussed the results of the 2017 say-on-pay vote and executive compensation matters generally with seven of our institutional shareholders, which totaled approximately 26.5% of our shareholder base. In addition, members of the Board met separately with one institutional shareholder (representing approximately 6.2% of our shareholder base) to obtain such shareholder’s views on the Company generally. Based on the positive results of the 2017 say-on-pay vote, and considering feedback from these discussions, we believe that our shareholders are generally satisfied with our current executive compensation program and policies. We therefore did not make any significant changes to our compensation program and policies as a result of the 2017 say-on-pay vote.

MGM Resorts International 2018 Proxy Statement	39

Executive Compensation

Executive Compensation “Best Practices”

As part of the Compensation Committee’s ongoing review of its existing compensation programs, the Compensation Committee currently intends to retain several policies that continue to represent best practices in the judgment of the Compensation Committee based on advice from its independent compensation consultant Frederic W. Cook & Co. (“F.W. Cook”):

•	Executive officer stock ownership guidelines. We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board, at the recommendation of the Compensation Committee, has established stock ownership guidelines for all of our executive officers, including our NEOs, effective April 18, 2012. Under these guidelines, our NEOs are expected to accumulate Company stock having a fair market value equal to a multiple of their applicable base salaries as shown in the table below.

POSITION	MULTIPLE OF BASE SALARY
CEO	5x
Other Executive Officers (including NEOs other than CEO)	2x

For purposes of these guidelines, shares held in trust or retirement accounts and RSUs—but not performance share units or SARs—count toward the ownership guidelines. Each executive officer is required to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted after the effective date of the guidelines until the guidelines are satisfied. The Board also adopted stock ownership guidelines for directors, which are described in “Corporate Governance—Director Stock Ownership Guidelines.”

•	No single trigger arrangements. No executive officer is entitled to single trigger change of control benefits. Our CEO and other NEO employment contracts condition change of control benefits (including equity award benefits) on termination without cause or a termination by the executive with “good reason” following a change of control (“double trigger”).

•	Uniform severance and change of control policy. We maintain a generally uniform policy with regard to severance payable to NEOs and other senior management. See “Executive Compensation—Uniform Severance and Change of Control Policies.”

•	Clawback policy. Performance-based compensation paid to our NEOs is subject to being clawed back (i.e., repaid to the Company) if (1) there is a restatement of our financial statements within three years of the excess payment, other than a restatement due to changes in accounting principles or applicable law or a restatement due to any required change in previously reported results solely as a result of a change in the form of the Company’s ownership interest in any subsidiary, affiliate or joint venture, and (2) the Compensation Committee determines that an executive officer received excess performance-based compensation. Excess performance-based compensation generally equals the difference between the compensation paid to the participant and the payment that would have been made based on the restated financial results.

•	Discretionary reduction of annual bonus. The Compensation Committee retains the right to reduce or eliminate any award under our annual bonus program (as in effect from time to time) in its sole and absolute discretion if it determines that such a reduction or elimination is appropriate with respect to the performance or any other factors applicable to the plan.

•	No golden parachute tax gross ups. In the event that there is a change in control that triggers golden parachute excise taxes under Section 280G of the Internal Revenue Code, we are not obligated to provide any so-called “golden parachute” excise tax gross up protection to any of our executive officers.

•	Prohibition on short sales, derivatives trading and pledging and hedging of Company securities. Our insider trading policy provides that certain employees (including our NEOs and other executive officers) and our directors may not enter into short sales of our securities or buy or sell exchange traded options on our securities. Further, since December 2014, our insider trading policy prohibits pledging or hedging of our securities by NEOs, executive officers and directors.

40	MGM Resorts International 2018 Proxy Statement

Executive Compensation

EXECUTIVE COMPENSATION PROCESS

Roles in Establishing NEO Compensation

The Compensation Committee is responsible for establishing, implementing and reviewing the compensation program for our executive officers, including our NEOs. In doing so, the Compensation Committee obtains recommendations from management with respect to the elements of NEO compensation, performance results, legal and regulatory guidance, and market and industry data that may be relevant in determining compensation. In addition, the Compensation Committee consults with our CEO regarding our performance goals, and our CEO periodically meets with the Chair of the Compensation Committee (who is also our Lead Independent Director) to discuss our CEO’s performance and that of other executive officers. Our Lead Independent Director became the Chair of the Compensation Committee in 2016.

The Compensation Committee, among other things, determines compensation of our executive officers, determines the performance criteria and incentive awards to be granted to our executive officers pursuant to our annual incentive programs and administers and approves the granting of equity-based awards under our Amended and Restated 2005 Omnibus Incentive Plan (the “Equity Plan”). The Compensation Committee’s authority and oversight extends to total compensation, including base salaries, bonuses, non-equity incentive awards, equity-based awards and other forms of compensation. Pursuant to the Compensation Committee Charter, the Compensation Committee has delegated authority to an internal management committee to grant up to $1,000,000 annually in equity awards which may consist of SARs, RSUs, Absolute TSR PSUs and Relative TSR PSUs (which amount the Compensation Committee can increase from time to time in its sole discretion) and to approve employment contracts for other members of senior management involving base salaries that are less than $500,000.

Our NEOs generally do not participate in determining the amount and type of compensation they are paid other than (i) in connection with negotiating their respective employment agreements; (ii) with respect to participation by our CEO in connection with determining the performance criteria for the annual bonus program(s); and (iii) with respect to providing recommendations to our Compensation Committee regarding annual equity awards. Instead, the Compensation Committee’s assessment of the individual performance of our NEOs is based primarily on the Compensation Committee’s independent observation and judgment of the responsibilities, duties, performance and leadership skills of our NEOs as well as the Company’s overall performance.

Outside Consultants

The Compensation Committee periodically engages outside consultants on various compensation-related matters. The Compensation Committee has the authority to engage the services of independent legal counsel and consultants to assist the Committee in analyzing and reviewing compensation policies, elements of compensation, and the aggregate compensation to NEOs.

In 2017, the Compensation Committee received advice from F.W. Cook, an independent compensation consultant, with respect to executive compensation related matters. F.W. Cook exclusively provides services to the Compensation Committee and does not provide any services to the Company other than on behalf of the Compensation Committee. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by F.W. Cook’s work for the Compensation Committee and the independence of F.W. Cook and its consultants from management of the Company. The assessment considered the following six factors: (i) the provision of other services to the Company by F.W. Cook; (ii) the amount of fees received from the Company by F.W. Cook, as a percentage of F.W. Cook’s total revenue; (iii) the policies and procedures of F.W. Cook that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the F.W. Cook consultant with a member of the Compensation Committee; (v) any company stock owned by the F.W. Cook consultants; and (vi) any business or personal relationship of the F.W. Cook consultant or F.W. Cook with any of the Company’s executive officers. The Compensation Committee concluded that there are no such conflicts of interest that would prevent F.W. Cook from serving as an independent consultant to the Committee.

In 2017, the Compensation Committee also engaged Deloitte & Touche LLP to perform certain agreed-upon procedures in connection with the Compensation Committee’s review of the achievement of the financial goals set pursuant to the Annual Incentive Plan and the corresponding non-equity incentive awards payable to our NEOs under such plan. Deloitte & Touche LLP did not provide advice to the Compensation Committee regarding the amount or form of executive officer compensation.

Assessing Compensation Competitiveness

In order to assess whether the compensation awarded to our NEOs is fair and reasonable, the Compensation Committee periodically gathers and reviews data regarding the compensation practices and policies of other public companies of

MGM Resorts International 2018 Proxy Statement	41

Executive Compensation

comparable size in the gaming, hospitality and restaurant industries. The peer group compensation data is reviewed by the Compensation Committee to determine whether the compensation opportunity provided to our NEOs is generally competitive with that provided to the executive officers of our peer group companies, and the Compensation Committee makes adjustments to compensation levels where appropriate based on this information. The peer group is used as a reference point by the Compensation Committee in its compensation decisions with respect to NEOs, but the Compensation Committee does not generally benchmark NEO compensation to any specific level with respect to peer group data.

The relevant information for members of the peer group is gathered from publicly available proxy statement data, and generally reflects only the compensation paid by these companies in years prior to their disclosure. When reviewing the compensation of the executive officers of the peer group, the Compensation Committee compares the market overlap, results of operations, and market capitalization of the peer group with ours. In addition, the Compensation Committee also reviews the total compensation, as well as the amount and type of each element of such compensation, of the executive officers of the peer group with duties and responsibilities comparable to those of our NEOs.

The current peer group selected by the Compensation Committee (the “Peer Group”) for review of compensation data is composed of gaming, hospitality and restaurant companies that we consider competitors with us for business and/or executive management talent. The general selection criteria are to (1) include gaming industry peers with annual revenue greater than $2.5 billion and (2) include companies in the hotels, restaurants and leisure industries with annual revenues and enterprise value in a .33x to 3.33x range of the Company, subject to potential exception for companies selected as peers in prior years. No changes were made to the peer group in 2017. As set forth in the following table, we are near the 73rd percentile as compared to the Peer Group with respect to revenues, the 66th percentile on number of employees and the 54th percentile with respect to market capitalization as of December 31, 2017. This data is generally based on SEC filings reflecting results through December 31, 2017 (employee data is from the most recent annual report).

Trailing Four Quarter Revenue ($ Millions)		Employees (as of last 10-K filing)		Market Capitalization Value ($ Millions)
				As of 12/31/17		12-Month Average
Marriott Intl	$22,891	Starbucks	277,000	Starbucks	$81,711	Starbucks	$82,553
Starbucks	$22,728	Darden Rest	178,729	Las Vegas Sands	$54,930	Las Vegas Sands	$48,505
Carnival	$17,510	Marriott Intl	177,000	Marriott Intl	$49,485	Carnival	$45,840
Las Vegas Sands	$12,882	Hilton	163,000	Carnival	$47,579	Marriott Intl	$39,744
MGM	$10,774	Carnival	99,200	YUM! Brands	$27,502	YUM! Brands	$25,280
Hilton	$9,120	MGM	77,000	Hilton	$25,551	Royal Caribbean	$23,932
Royal Caribbean	$8,778	Chipotle	68,890	Royal Caribbean	$25,537	Hilton	$21,298
Darden Rest	$7,631	Royal Caribbean	65,950	MGM	$18,903	MGM	$17,841
Wynn Resorts	$6,306	Caesars	65,000	Wynn Resorts	$17,292	Restaurant Brands	$14,066
YUM! Brands	$5,878	YUM! Brands	60,000	Restaurant Brands	$14,853	Wynn Resorts	$13,553
Norwegian Cruise	$5,396	Las Vegas Sands	50,500	Norwegian Cruise	$12,166	Norwegian Cruise	$12,125
Caesars	$4,804	Hyatt Hotels	45,000	Darden Rest	$11,875	Chipotle	$10,693
Wyndham WW	$4,613	Wyndham WW	39,200	Wyndham WW	$11,741	Darden Rest	$10,402
Hyatt Hotels	$4,582	Norwegian Cruise	31,000	Caesars	$8,907	Wyndham WW	$10,248
Restaurant Brands	$4,576	Wynn Resorts	25,200	Hyatt Hotels	$8,748	Hyatt Hotels	$7,318
Chipotle	$4,476	Penn Ntl Gaming	18,754	Chipotle	$8,160	Caesars	$3,152
Penn Ntl Gaming	$3,122	Restaurant Brands	6,200	Penn Ntl Gaming	$2,847	Penn Ntl Gaming	$1,947
75th Percentile	$11,942		147,050		$42,560		$36,128
Median	$6,092		62,500		$16,072		$13,810
25th Percentile	$4,590		33,050		$9,616		$10,287
MGM % Rank	73P		66P		54P		56P

Source: Standard & Poor’s Capital IQ.

OBJECTIVES OF OUR COMPENSATION PROGRAM

The Compensation Committee’s primary objectives in setting total compensation and the elements of compensation for our NEOs are to:

•	attract talented and experienced NEOs and retain their services on a long-term basis;

•	motivate our NEOs to achieve our annual and long-term operating and strategic goals;

42	MGM Resorts International 2018 Proxy Statement

Executive Compensation

•	align the interests of our NEOs with the interests of the Company and those of our stockholders; and

•	encourage our NEOs to balance the management of long-term risks and long-term performance with yearly performance.

ELEMENTS OF COMPENSATION

In structuring our NEO compensation program, the Compensation Committee considers how each component motivates performance and promotes retention and sound long-term decision-making. The Compensation Committee also considers the requirements of our strategic plan and the needs of our business.

Our NEO compensation program consists of the following core components, which are designed to achieve the following objectives:

COMPENSATION ELEMENT	OBJECTIVE
Annual base salary	Attract and retain executive officers by fairly compensating them for performing the fundamental requirements of their positions.
Annual incentive bonus	Motivate executive officers to achieve specific annual financial and/or operational goals and objectives whose achievements are critical for near- and long-term success; reward executive officers directly in relation to the degree those goals are achieved in a given year; and attract executive officers with an interest in linking their compensation rewards, including greater upside bonus potential, directly to higher corporate performance.
Long-term incentives	Align executive officers’ long-term interests with those of our stockholders and drive decisions and achieve goals that will help us to remain competitive and thrive in the competitive global gaming industry; reward executive officers for building and sustaining stockholder value; and retain executive officers both through growth in their equity value and the vesting provisions of our stock awards.
Deferred compensation opportunities	Promote retention and provide individual tax planning flexibility by providing opportunities to postpone receipt of compensation until the end of covered employment.
Severance and change of control benefits; employment agreements	Attract, retain and provide reasonable security to executive officers; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal employment risk.
Perquisites	Provide a market-competitive level of perquisites, which in some cases may be provided at little or no cost to us as an owner and operator of full-service resorts.

Annual Base Salary and Employment Agreements

We have entered into employment agreements with each of our NEOs that determine their annual base salaries as described in the table below.

NEO	2016 BASE SALARY		2017 BASE SALARY	CHANGE YE 2016 TO YE 2017	EMPLOYMENT AGREEMENT TERM EXPIRATION
Mr. Murren	$2,000,000		$2,000,000	No change	Dec. 31, 2021
Mr. D’Arrigo	875,000		875,000	No change	May 3, 2019
Mr. Baldwin	1,650,000		1,650,000	No change	Dec. 12, 2018
Mr. Hornbuckle	1,400,000	(A)	1,400,000	(A)	November 14, 2020
Mr. Sanders	1,250,000	(B)	1,250,000	(B)	November 14, 2020

(A)	Mr. Hornbuckle’s base salary was $1,250,000 until November 2016.

(B)	Mr. Sanders’ base salary was $1,100,000 until November 2016.

MGM Resorts International 2018 Proxy Statement	43

Executive Compensation

Annual Incentive Bonus

Fiscal Year 2017

Our NEOs are eligible for annual incentive bonuses under our Annual Incentive Plan. As in previous years, each NEO’s target bonus was established as a percentage of base salary. Depending on Company performance, an executive may earn from 0% to 175% of his target bonus. The target bonus percentages and corresponding amounts are set forth in the table below.

For 2017, the Compensation Committee concluded that Adjusted EBITDA (as adjusted to include, for MGM China Holdings EBITDA, an amount equal to MGM China Holdings’ target Adjusted EBITDA multiplied by the Company’s percentage equity ownership in MGM China Holdings for the performance period) is a critical measure of Company performance and that annual bonuses should be based on the degree to which the Company achieved its Adjusted EBITDA target. For 2017, the Compensation Committee established the Adjusted EBITDA Target at $2,727,543,000 (the “Adjusted EBITDA Target”) and at such time provided certain adjustments that were to be taken into account in revising the Adjusted EBITDA Target should certain events designated by the Compensation Committee occur during the year. The Compensation Committee considered the target to be rigorous, reflecting material year-over-year growth.

In order for any award to be earned under the Annual Incentive Plan in 2017, 80% of the Adjusted EBITDA Target must have been achieved. In the event that 80% of the Adjusted EBITDA Target was achieved, our NEOs would have been eligible to receive 50% of their target annual bonus award. Between 80% and 100% achievement, the factor increases on a linear basis to 100% of target. From 100% to 115% of the Adjusted EBITDA Target, the achievement factor increases on a linear basis up to 175%.

Adjusted EBITDA as calculated for 2017 for this purpose was $2,687,076 representing approximately 98.5% of the Adjusted EBITDA Target. This resulted in each NEO receiving approximately 96.3% of his target award.

The following table sets forth the target percentages for each NEO and the actual bonus that was payable based upon the 96.3% factor described above as a result of the 98.5% achievement of the Adjusted EBITDA Target.

NEO	APPLICABLE BASE SALARY	2017 TARGET BONUS (% OF BASE SALARY)	2017 TARGET BONUS	2017 ACTUAL BONUS	ACTUAL BONUS AS % OF TARGET
Mr. Murren	$2,000,000	200%	$4,000,000	$3,851,636	96.3%
Mr. D’Arrigo	875,000	150%	1,312,500	1,263,818	96.3%
Mr. Baldwin	1,650,000	150%	2,475,000	2,383,200	96.3%
Mr. Hornbuckle	1,400,000	175%	2,450,000	2,359,127	96.3%
Mr. Sanders	1,250,000	175%	2,187,500	2,106,363	96.3%

For 2017, the following exclusions were approved to corporate consolidated Adjusted EBITDA: (i) property transactions, accelerated depreciation and preopening and start-up expenses impacting recorded income from unconsolidated affiliates, (ii) impairment of goodwill or other intangible assets, (iii) all third party costs in connection with any significant unbudgeted acquisition, disposition or corporate reorganization (including spin-offs, split offs or similar transactions) (for purposes of this clause (iii), an activity will be considered significant if the third party costs incurred in connection with such activity exceed $2 million), (iv) all costs related to significant development activities in excess of amounts provided for in the budget (provided, however, that the Compensation Committee retained the ability to determine in its sole discretion, whether all or any of such excess amounts should be reversed in management’s calculation of Adjusted EBITDA) (for purposes of this clause (iv), an activity will be considered significant if the costs incurred in connection with such activity exceed $2 million); (v) gains or losses attributable to the consolidation of an entity previously accounted for under the equity method, (vi) EBITDA attributable to any entity acquired by the Company during 2017, (vii) EBITDA attributable to New Jersey property tax credits or refunds related to prior periods, (viii) costs of exiting multi-employer pension or benefit plans, (ix) expenses related to amending or accelerating equity awards and (x) gains and costs related to challenging the amount of NV Energy exit costs.

The Compensation Committee may reduce or eliminate any participant’s award if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the participant’s performance or any other factors material to the goals, purposes, and administration of the Annual Incentive Plan, including certain specified criteria that will be evaluated by the Compensation Committee in addition to an overall review of performance. In December 2017, the Compensation Committee determined that it would not reduce or eliminate any of the participants’ awards for fiscal year 2017.

44	MGM Resorts International 2018 Proxy Statement

Executive Compensation

Fiscal Year 2018

In February of 2018, the Compensation Committee met to review and discuss the overall design of the 2018 annual incentive plan and to establish and approve the applicable performance goals for 2018. In connection with its review, the Compensation Committee determined it was appropriate to revise the annual incentive plan to allow the Compensation Committee to exercise discretion to adjust bonus awards either upward or downward based on the Compensation Committee’s evaluation of certain factors it deems appropriate during its review of a participant’s performance. In prior years, the plan only allowed for downward discretion. The Compensation Committee believed this change was an appropriate way to enhance its flexibility to make compensation decisions that are more tailored to an individual participant’s performance. The Compensation Committee also revised the payout provisions applicable to any Bonus dRSUs granted in respect of 2018 performance to extend the payout period from three years to four years following the grant date and provide that such Bonus dRSUs will be paid in equal installments on each of the first four anniversaries of the grant date.

For 2018, the Compensation Committee determined that Adjusted EBITDA continues to be a critical metric in measuring Company performance. An appropriate Adjusted EBITDA target for 2018 has also been selected. The 2018 target Adjusted EBITDA that was decided upon under the Annual Incentive Plan is the same target Adjusted EBITDA set by management and approved by the Board in the budgeting process for 2018. In this regard, the Compensation Committee considered the Adjusted EBITDA projected by management for 2018 in relation to the prior year’s performance, general economic conditions, the competitiveness of our executive compensation within the industry, and the anticipated value of the services to be provided by the participants.

Other Cash-Based Awards

In addition, the Compensation Committee has the authority to grant bonus awards outside of the Annual Incentive Plan in the Compensation Committee’s discretion. These bonuses may be awarded in any amount that the Compensation Committee deems appropriate. In determining whether to grant additional bonus awards, the Compensation Committee may consider, among other things, the recent contributions and achievements of the individual recipients, recommendations from the Company’s management team, and any recruiting/retentive value of such bonuses. During 2017, the Compensation Committee took particular note of many significant achievements of the named executive officers. These achievements included launching a successful new branding campaign, executing on the MGM National Harbor transaction, initiating a quarterly dividend and share buyback program, which returned significant capital to shareholders during the year, and substantially completing the construction of MGM Cotai notwithstanding significant delays caused by Typhoon Hato. In addition, through the leadership of the named executive officers and the Company as a whole, MGM was named to the S&P 500 Index, which is widely regarded as the best single gauge of large-cap U.S. equities. In light of the foregoing, and in recognition of extraordinary leadership efforts during 2017, the Compensation Committee approved the following special bonuses to the named executive officers: $833,000 to Mr. Murren, $333,000 to Mr. D’Arrigo, $333,000 to Mr. Baldwin, $500,000 to Mr. Hornbuckle, and $500,000 to Mr. Sanders, which were paid in February of 2018.

Long-Term Equity Incentives

For 2017, our long-term incentive compensation component consisted of grants of Absolute TSR PSUs, Relative TSR PSUs and RSUs. All three forms of award receive dividend equivalent rights (that is, at the time dividends are paid to other shareholders of the Company, additional units are credited to the underlying equity award as if the dividend payments were immediately reinvested, which additional shares are subject to the same vesting and performance criteria as the underlying equity award).

Absolute TSR PSUs

The core Absolute TSR PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, (1) the actual number of shares earned depends on the Company’s TSR over the vesting period and (2) the target number of shares can only be earned if stock price appreciation measured over the three-year performance period, as adjusted for dividends, is 25%.

Specifically, in order for the target number of shares to be paid (the “Target Shares”), the ending stock price of a share of MGM stock must equal the “Target Price,” which is defined as 125% of the beginning stock price. For the purpose of computing the ending stock price, dividends are treated as reinvested in additional shares of stock, and the ending stock price includes the value of these reinvested dividends. No shares are issued unless the ending stock price is at least 60% of the Target Price (i.e., 75% of the beginning stock price) and the maximum payout is 160% of the Target Shares. Provided

MGM Resorts International 2018 Proxy Statement	45

Executive Compensation

the ending stock price is at least 60% of the Target Price, then the amount of Target Shares is multiplied by the Stock Performance Multiplier. The “Stock Performance Multiplier” equals the ending stock price divided by the Target Price. For this purpose, the beginning and ending prices are based on the average closing price of our common stock over the 60-calendar day periods ending on the award date and the third anniversary of the award date. In the case of a change in control, the ending stock price is based on the stock price as of the date of change in control, after giving effect to the payment of any dividends after the grant date and prior to the change in control.

By way of example, if the ending stock price was only 90% of the Target Price, then only 90% of the Target Shares would be paid and, if the ending stock price was 120% of the Target Price, then 120% of the Target Shares would be paid.

While Absolute TSR PSUs provide some value even when the stock price declines (so long as the ending stock price is 75% or more of the beginning stock price), this design feature strongly magnifies the benefit of an increased stock price and the detriment of a decreased price. For example, a 25% share price decline over the three-year vesting period results in a participant receiving a final award worth only 36% of the award that would be delivered if the Target Price had been achieved (60% of the Target Shares would be delivered with each share having a value of only 60% of the Target Price).

Relative TSR PSUs

The core Relative TSR PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, the actual number of shares to be issued upon vesting is determined by ranking (1) the percentage increase/decrease in the Company’s value over the three-year measuring period against (2) the percentage increase/decrease in value of the other companies in the S&P 500. For this purpose, dividends are treated as reinvested in additional shares. The amount of shares ultimately received by the named executive officer at the end of the three-year period is based on the relative ranking of the Company’s TSR to the S&P 500 group. Payout of the target amount of shares occurs if the Company is ranked at the 50th percentile, i.e., the midpoint of the companies in the S&P 500. Payout increases to 150% of the target number of shares on a linear basis as the Company’s ranking rises to the 75th percentile. Payout decreases to 50% of the target shares on a linear basis as the Company’s TSR declines from the 50th to the 25th percentile and, if the Company ranks below the 25th percentile, there is no pay out. If the Company’s TSR is negative, no more than the target amount of shares can be awarded unless the relative TSR is at or above the 75th percentile.

RSUs

The Compensation Committee continues to believe that RSUs should comprise a portion of the executive’s long-term incentives as they meaningfully support retention and tie executive compensation to our stock price.

All RSUs granted to our NEOs in 2017 vest subject to achievement of a performance target based on Adjusted EBITDA. In order for any such RSUs to be eligible to vest, our Adjusted EBITDA for the six-month period ending on June 30, 2018 must be at least 50% of the Adjusted EBITDA Target for such six-month period as determined by the Compensation Committee excluding certain predetermined items.

Each RSU entitles the holder to receive one share of our stock at vesting, assuming that the Adjusted EBITDA Target is satisfied. While the value of the RSUs fluctuates with Company performance (as reflected in the price of the Company’s stock), the RSUs retain some value even in situations where no performance share units are payable due to insufficient price performance, which structure encourages recipients to balance our short-term performance with the management of our long-term risks and long-term stock performance.

Bonus dRSUs granted in connection with the annual bonus program have the same terms as the other RSUs, with the exception that Bonus dRSUs are “vested” as of the grant date, meaning they are not subject to forfeiture in the case of termination and the payout will be deferred until the third anniversary of the grant date. Bonus dRSUs will not be subject to the achievement of the Adjusted EBITDA target described above.

In making grants of Absolute TSR PSUs, Relative TSR PSUs and RSUs to the NEOs in November 2017, the Compensation Committee allocated approximately 40% in value of the awards to RSUs, 30% to Absolute TSR PSUs and 30% to Relative TSR PSUs based on fair value at grant date. The Compensation Committee determined the size of each NEO’s award through a process that evaluated each NEO’s overall role in and contributions to the Company and other relevant factors, including competitive market data.

In determining the size of the awards, the Compensation Committee does not take into account the value realized by a NEO during a fiscal year from equity awards granted during a prior year; the Compensation Committee believes that value realized by a NEO from any such equity award relates to services provided during the year of the grant or period of vesting. The Compensation Committee does not time the issuance or grant of any equity-based awards with the release of material, non-public information, nor do we time the release of material non-public information for the purpose of affecting the value of equity awards.

46	MGM Resorts International 2018 Proxy Statement

Executive Compensation

The Compensation Committee awarded equity-based compensation to our NEOs in 2017 as follows:

NEO	AWARD TYPE		GRANT DATE	UNITS(A)	GRANT DATE FAIR VALUE OF AWARDS
Mr. Murren	Make-Whole PSU	(B)	3/6/2017	805,258	$987,637
	RSU		11/14/2017	73,059	2,399,988
	Absolute TSR PSU		11/14/2017	58,205	1,799,990
	Relative TSR PSU		11/14/2017	50,825	1,799,998
Mr. D’Arrigo	Make-Whole PSU	(B)	3/6/2017	189,256	229,315
	RSU		11/14/2017	15,830	520,016
	Absolute TSR PSU		11/14/2017	12,611	389,995
	Relative TSR PSU		11/14/2017	11,012	389,997
Mr. Baldwin	Make-Whole PSU	(B)	3/6/2017	295,205	357,145
	RSU		11/14/2017	19,482	639,984
	Absolute TSR PSU		11/14/2017	15,521	479,987
	Relative TSR PSU		11/14/2017	13,553	479,988
Mr. Hornbuckle	Make-Whole PSU	(B)	3/6/2017	289,003	351,645
	RSU		11/14/2017	30,441	999,987
	Absolute TSR PSU		11/14/2017	24,252	749,993
	Relative TSR PSU		11/14/2017	21,177	749,996
Mr. Sanders	Make-Whole PSU	(B)	3/6/2017	288,225	355,958
	RSU		11/14/2017	30,441	999,987
	Absolute TSR PSU		11/14/2017	24,252	749,993
	Relative TSR PSU		11/14/2017	21,177	749,996

(A)	Vesting is subject to satisfaction of certain performance criteria, as described above.

(B)	See “2017 Modification to RSUs and Grant of PSUs in Relation to the Commencement of Dividend Payments by the Company” for a description of these awards.

Results of Performance Achieved during 2014-2017 Performance Period for PSUs granted in March 2014

In 2014, the Company granted PSU awards that were scheduled to cliff-vest based on the level of the Company’s share price appreciation measured over the three-year performance period beginning in March of 2014 and ending in March of 2017. Following the completion of the performance period, the Compensation Committee certified the results of the Company’s share price appreciation over this period and determined that the ending average stock price of $28.35 was determined to be equal to 89% of the “Target Price” of $31.72, which resulted in the executive officers receiving a number of shares equal to approximately 89% of their target number of shares.

MGM Resorts International 2018 Proxy Statement	47

Executive Compensation

2017 Modification to RSUs and Grant of PSUs in Relation to the Commencement of Dividend Payments by the Company

In February 2017, the Board of Directors determined that the Company would commence dividend payments, with the first dividend paid on March 15, 2017 to holders of record as of March 10, 2017. This represented a substantial, positive change in the Company’s business strategy, as the Company has not previously maintained a dividend program. Historical grants of RSUs and PSUs were originally designed based on the assumption that the Company would not be paying dividends and, accordingly, the Compensation Committee reviewed the structure of the RSU and PSU programs to determine what modifications, if any, were appropriate in light of this change.

The Compensation Committee determined that, consistent with market practice, the design of the RSUs should be modified (both prospectively and with respect to outstanding awards), to credit dividend equivalent rights (that is, at the time dividends are paid to other shareholders of the Company, additional units are credited to the underlying RSUs as if the dividend payments were immediately reinvested). These additional units are subject to the same vesting and performance criteria as the underlying RSUs, except that, with respect to RSUs outstanding in February 2017 the Adjusted EBITDA Target was based on the six-month performance period ending September 30, 2017.

It was further determined that the performance metric for PSUs should be modified prospectively from share price appreciation to TSR, and that the design of PSUs should be modified prospectively to credit dividend equivalents. For certain tax and accounting reasons, outstanding PSUs were not modified. Instead, in March 2017 the Committee awarded PSU holders that were employees of the Company with an additional grant that was intended to provide holders (in conjunction with their outstanding PSUs) with the same total payout as if their outstanding PSUs had been modified to provide for dividend equivalents and a TSR performance metric (“Make-Whole PSUs”). The vesting of these Make-Whole PSU awards was subject to the Company’s achievement of 50% of the Adjusted EBITDA Target for the six months ending September 30, 2017. The performance criteria associated with these awards was met.

Deferred Compensation Opportunities

Under our Nonqualified Deferred Compensation Plan (the “DCP”), our NEOs may elect to defer up to 50% of their base salary or 75% of the cash portion of their bonus on a pre-tax basis and accumulate tax-deferred earnings on their accounts. All of our NEOs are eligible to participate in the DCP, but no deferrals were made by any such individuals under the DCP in 2017. See “Compensation Tables—Nonqualified Deferred Compensation.” We believe that providing our NEOs with this deferral option is a cost-effective way to permit them to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for us also is deferred. The plan allows NEOs to allocate their account balances among different measurement options which are used as benchmarks for calculating amounts that are credited or debited to their account balances (for tax reasons, no ownership interest in the underlying funds is acquired). Our NEOs are also eligible to participate in our retirement savings plan under Section 401(k) of the Internal Revenue Code.

Severance and Change of Control Benefits

We believe that severance protections, including in the context of a change of control transaction, are important in attracting and retaining key executive officers. In addition, we believe they help ensure leadership continuity and sound decisions in the interest of our long-term success, particularly at times of major business transactions. We have agreed to provide our NEOs with severance benefits in the event that their employment is terminated (1) by us for other than for good cause, (2) by them for good cause, (3) by us as a result of their death or disability. Other than for equity awards that are not assumed as part of a change of control, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits), and the Compensation Committee has determined not to enter into any future agreements with executive officers that contain single trigger change of control benefits. The only situation in which change in control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event the purchaser does not assume the awards as part of the change of control. See “Executive Compensation—Estimated Benefits upon Termination.”

The Compensation Committee believes the services of our NEOs are extremely marketable, and that in retaining their services it is therefore necessary to provide a certain level of severance benefits. When determining the level of the severance benefits to be offered, the Compensation Committee also considers competitive market practices and the period of time it would normally require an executive officer to find comparable employment. Details of the specific severance benefits available under various termination scenarios for our NEOs as of December 31, 2017 are discussed below in “Executive Compensation—Estimated Benefits upon Termination.”

48	MGM Resorts International 2018 Proxy Statement

Executive Compensation

Retirement, Death & Disability – Treatment of Equity Awards

Previously, there were no special provisions for equity vesting in the event of retirement. In the context of Mr. Murren’s employment agreement negotiations in 2016, the Compensation Committee determined that, if he remains employed through December 31, 2021, he will be deemed eligible for normal retirement and, subject to 90 days’ notice and Mr. Murren’s assistance with reasonably requested transition matters, all equity awards that have been outstanding for at least one year prior to retirement will become 100% vested. In the event his employment is terminated for death or disability during the term, Mr. Murren’s outstanding time-based equity awards that would have vested within the two-year period following his termination will become vested. With respect to any performance share units, a pro-rata portion that would have vested at the end of the applicable performance period determined based on the number of days Mr. Murren was employed during the performance period plus 24 months (or, if shorter, through the end of the performance period) will become vested, subject to the achievement of the applicable performance criteria. It was also agreed that if Mr. Murren’s employment terminates for death or disability, equity awards granted after the effective date of the agreement (other than the sign on RSU award and the 2016 bonus and annual grant awards which are fully vested at the time of grant) vest in full (provided that awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms). All such awards will become payable at the times they would otherwise be paid, but shall continue to remain subject to the restrictive covenants in his employment agreement and subject to forfeiture in the event of any material breach.

In addition, on January 10, 2017, for awards granted after January 1, 2017, the Compensation Committee adopted a policy that provides for additional equity vesting upon retirement for NEOs (and other executives that hold performance share units) other than Mr. Murren. The Retirement Policy only applies to equity awards granted on or after January 1, 2017 (except with respect to the provisions related to death and disability which apply retroactively). Retirement for this purpose is defined as (i) a voluntary resignation by the participant with 90 days advance written notice after attaining age 60 with 15 years of service or (ii) a voluntary resignation with both 90 days advance written notice and the Compensation Committee’s prior consent after attaining age 55 with 20 years of service. In the event of retirement, with respect to awards outstanding for at least six months prior to the date of such retirement, the participant will be entitled to continued vesting of a pro-rated portion of the participant’s then outstanding and unvested equity awards based upon the number of months employed during the applicable performance or vesting period. Awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms.

In the event of a participant’s termination of employment due to his or her death or disability, the participant is entitled to full acceleration and payment of all time-based vesting conditions as of the date of termination for all outstanding equity awards; provided that awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms. Benefits are contingent upon compliance with certain confidentiality, non-solicitation and non-competition obligations set forth in the policy.

Perquisites and Other Benefits

We pay premiums and other expenses for group life insurance, short-term disability insurance, long-term disability insurance, and business travel insurance on behalf of our NEOs. As an owner and operator of full-service resorts, we are able from time to time to provide perquisites relating to hotel and related services, including security and in-town transportation, to our NEOs at little or no additional cost to us. We currently provide our NEOs with access to the fitness facilities located in the hotel where they are officed. In addition, for our convenience and the convenience of our NEOs, we provide complimentary meals for business purposes at our restaurants.

The Compensation Committee has approved limited tax gross ups for executive officers in two situations where it is economically advantageous to us or needed to make employees whole as a result of where we choose to do business. The Compensation Committee has approved tax gross up payments relating to executive health plan coverage, reflecting the facts that such coverage was previously insured (so that there was no additional tax cost to the executive officers) and our decision to convert our medical plans to self-funding. This conversion imposed an additional tax cost on executives (which we reimburse), but still resulted in lower overall costs to us even after taking into account the costs of such reimbursements.

Under certain circumstances, executive officers are required by us to perform services in states other than their states of employment. As a result, such officers may incur incremental income tax obligations to such other states. To the extent there is no tax credit available in the applicable state of employment (for example, in Nevada), we provide a gross-up of the incremental state income tax obligations resulting from our requiring such executives to work in states other than the state where their services are normally rendered. This puts the executives in the same economic position as though they had worked in their normal places of business. Consistent with this policy, we paid our NEOs gross-up payments in respect of services performed in such states during 2017.

MGM Resorts International 2018 Proxy Statement	49

Executive Compensation

Pursuant to his employment agreement, Mr. Murren is entitled to request the personal use of aircraft, but he must generally reimburse us for costs associated with such use to the extent the value of such use (which we calculate based on the aggregate incremental cost to us) exceeds $250,000. In 2017, such costs exceeded $250,000, totaling $386,668.

Mr. Murren reimbursed us in the amount of $136,668 (the amount that exceeded $250,000), which included a $38,010 credit from an overpayment relating to his aircraft use in 2013. See the Summary Compensation Table for additional details. In addition, based on an independent threat assessment study provided to us by an outside firm, Mr. Murren is provided personal security services. The majority of the costs of these services consist of security personnel. Based on this study, we view the provision of security services to Mr. Murren as recommended by such study as a necessary and appropriate business expense. The costs of the services provided to Mr. Murren for security purposes falls within a competitive range based on cost of such services for the chief executive officers of the three other major Las Vegas based gaming/resort companies (Las Vegas Sands, Wynn Resorts, and Caesars Entertainment). The amounts for Mr. Murren are shown below in the Summary Compensation Table.

OTHER COMPENSATION MATTERS

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) generally disallows a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” as defined under Section 162(m) (generally, such company’s chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to its amendment by the Tax Cuts and Jobs Act (the “TCJA”), which was enacted December 22, 2017, there was an exception to this $1 million limitation for “performance-based compensation” if certain requirements set forth in Section 162(m) and the applicable regulations were met. The Compensation Committee has historically designed its compensation programs based on its belief that a substantial portion of the compensation payable to NEOs should be based on the achievement of performance-based targets or otherwise be designed with the intent that such compensation qualify as deductible performance-based compensation under Section 162(m). Awards to these covered individuals under our Annual Incentive Plan, awards under the Annual Incentive Plan that were settled in bonus PSUs, and annual performance-based grants of equity-based compensation under our Equity Plan were intended to satisfy the requirements for qualifying as performance-based compensation under Section 162(m).

The TCJA generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for taxable years following December 31, 2017. The $1 million compensation limit was also expanded to apply to a public company’s chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year. Although certain transition relief may apply with respect to compensation paid pursuant to certain contracts in effect as of November 2, 2017, ambiguities in the TCJA prevent the Compensation Committee from being able to definitively determine what compensation, if any, payable to the covered employees in excess of $1 million will be deductible in future years. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Compensation Committee can affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be deductible. As in prior years, the Compensation Committee will continue to take into account the tax and accounting implications (including with respect to the expected lack of deductibility under the revised Section 162(m)) when making compensation decisions (including decisions regarding any special bonuses awarded to executive officers), but reserves its right to make compensation decisions based on other factors as well if the Compensation Committee determines it is in its best interests to do so. Further, taking into account the elimination of the exception for performance-based compensation, the Compensation Committee may determine to make changes or amendments to its existing compensation programs in order to revise aspects of those programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

Compensation Risk Assessment

As part of its oversight, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. We believe that our pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods, financial and non-financial performance, and allows for the Compensation Committee’s exercise of discretion. Further, policies to mitigate compensation-related risk include vesting periods on long-term incentives, stock ownership guidelines, insider-trading prohibitions, and independent Compensation Committee oversight. Based upon this review, both for our executive officers and all other employees, the Compensation Committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

50	MGM Resorts International 2018 Proxy Statement

Executive Compensation

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

ROLAND HERNANDEZ, Chair

MARY CHRIS GAY

ROSE MCKINNEY-JAMES

DANIEL J. TAYLOR

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

MGM Resorts International 2018 Proxy Statement	51

Compensation Tables

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the NEOs for the years ended December 31, 2017, 2016 and 2015.

NAME AND TITLE	YEAR	SALARY(A)	BONUS(B)	STOCK AWARDS(C)(D)	NON-EQUITY INCENTIVE PLAN COMPENSATION(E)	ALL OTHER COMPENSATION(F)	TOTAL
James J. Murren Chairman of the Board and Chief Executive Officer	2017	$2,000,000	$833,000	$7,227,897	$3,851,636	$667,187	$14,579,720
	2016	2,000,000	—	7,437,500	5,652,458	1,519,738	16,609,696
	2015	2,000,000	—	6,249,992	4,453,801	568,147	13,271,940
Daniel J. D’Arrigo Executive Vice President and Chief Financial Officer	2017	$875,000	$333,000	$1,564,376	$1,263,818	$19,950	$4,056,144
	2016	875,000	—	1,215,012	1,854,713	475,137	4,419,862
	2015	875,000	—	1,465,012	1,461,404	40,616	3,842,032
Robert H. Baldwin Chief Customer Development Officer	2017	$1,650,000	$333,000	$2,002,848	$2,383,200	$95,937	$6,464,985
	2016	1,650,000	—	1,599,999	3,497,459	277,423	7,024,881
	2015	1,650,000	—	2,099,981	2,755,790	56,961	6,562,732
William J. Hornbuckle President	2017	$1,400,000	$500,000	$2,908,792	$2,359,127	$61,345	$7,229,264
	2016	1,269,368	—	2,000,004	2,649,590	193,893	6,112,855
	2015	1,250,000	—	2,250,022	2,087,719	25,867	5,613,608
Corey I. Sanders Chief Operating Officer	2017	$1,250,000	$500,000	$2,912,371	$2,106,363	$23,217	$6,791,951
	2016	1,119,368	—	2,000,004	2,331,639	176,246	5,627,257
	2015	1,100,000	—	2,500,011	1,837,193	11,224	5,448,428

(A)	See “Compensation Discussion and Analysis—Annual Base Salary and Employment Agreements.”

(B)	Represents special bonus awards paid in respect of above-average 2017 performance determined outside of the Annual Incentive Plan. Such amounts were paid in a lump sum in February 2018.

(C)	For 2017, consists of RSUs, Absolute TSR PSUs and Relative TSR PSUs. For the RSU awards to vest ratably over four years, subject to continued employment, our pre-tax income for the six months ending June 30, 2018 must be at least 50% of the Adjusted EBITDA Target as determined in the budget adopted by the Board for such period, excluding certain predetermined items. There are no thresholds or maximums (or equivalent items). The RSUs will be cancelled if such performance criterion is not met. As of the grant date, we believed that it was probable that the performance criteria would be met and that each individual will remain employed through the date the grant would become fully vested by its terms, and accordingly, the full value of the awards as of the grant date has been included in accordance with FASB ASC 718.

Each Absolute TSR PSU represents the right to receive between 0 and 1.6 shares of common stock based on the Company’s TSR from the grant date to the date that is three years after the grant date (the “Vesting Date”), relative to a target price (the “Target Price”). The Target Price is equal to 125% of the average closing price of our common stock over the 60-calendar-day period ending on the grant date. If the ending average stock price is less than 60% of the Target Price (the “Minimum Price”), then no shares will be issued on the Vesting Date. If the ending average stock price is equal to or greater than 160% of the Target Price (the “Maximum Price”), then 1.6 shares will be issued on the Vesting Date per Absolute TSR PSU. If the ending average stock price as adjusted for the payment of dividends during the performance period is between the Minimum Price and the Maximum Price, then a number of shares will be issued on the Vesting Date per Absolute TSR PSU equal to the ending average stock price divided by the Target Price. For this purpose, the ending average stock price is the average closing price of our common stock over the 60-calendar-day period ending on the Vesting Date as adjusted for the payment of any dividends during the performance period.

For Relative TSR PSUs, the number of shares of common stock ultimately received by the named executive officer at the end of applicable three-year measurement period is based on the relative ranking of the Company’s TSR to the S&P 500 group. Payout of the target amount of shares occurs if the Company is ranked at the 50th percentile, i.e., the midpoint of the companies in the S&P 500. Payout increases to 150% of the target number of shares on a linear basis as the Company’s ranking rises to the 75th percentile. Payout decreases to 50% of the target shares on a linear basis as the Company’s TSR declines from the 50th to the 25th percentile and, if the Company ranks below the 25th percentile, there is no pay out. If the Company’s TSR is negative, no more than the target amount of shares can be awarded unless the relative TSR is at or above the 75th percentile.

The grant date fair value for Absolute TSR PSU and the Relative TSR PSUs were computed in accordance with FASB ASC 718 using a Monte Carlo simulation. Assuming the highest performance condition would be achieved, the grant date fair values of the Absolute TSR PSUs are $2.9 million, $0.6 million, $0.8 million, $1.2 million and $1.2 million for Mr. Murren, Mr. D’Arrigo, Mr. Baldwin, Mr. Hornbuckle and Mr. Sanders, respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives.” Assuming the highest performance condition would be achieved, the grant date fair values of the Relative TSR PSUs are $2.7 million, $0.6 million, $0.7 million, $1.1 million and $1.1 million for Mr. Murren, Mr. D’Arrigo, Mr. Baldwin, Mr. Hornbuckle and Mr. Sanders, respectively. See “Compensation Discussion and Analysis—Long-Term Equity Incentives” for more information.

52	MGM Resorts International 2018 Proxy Statement

Compensation Tables

(D)	The amounts shown in the Stock Awards column for 2017 also include the incremental fair value attributable to the Company’s modification of outstanding RSUs and PSUs to allow for the crediting of dividend equivalent rights. The aggregate incremental fair value attributable to such modification was $240,284, $35,053, $45,744, $57,171 and $56,437 for Mr. Murren, Mr. D’Arrigo, Mr. Baldwin, Mr. Hornbuckle and Mr. Sanders, respectively. The amounts shown for 2017 also include the grant date fair value of Make-Whole PSUs granted to the executives in respect of their outstanding PSUs to account for the value that would have been attributable to such awards had they been retroactively amended to include Absolute TSR as a performance metric (as opposed to share price performance).

(E)	Consists of compensation earned under the Annual Incentive Plan in respect of the applicable fiscal year, including the value of Bonus PSUs (and, for 2017 performance, Bonus dRSUs) as described in “Compensation Discussion and Analysis—CEO and Other NEO Compensation.”

(F)	All other compensation for 2017 consists of the following:

NAME	PERSONAL USE OF COMPANY AIRCRAFT(A)	401(k) MATCH	INSURANCE PREMIUMS AND BENEFITS(B)	OTHER REIMBURSEMENTS(C)	OTHER PERQUISITES(D)	TOTAL OTHER COMPENSATION
Mr. Murren	$250,000	$1,500	$25,372	$—	$390,315	$667,187
Mr. D’Arrigo	—	1,500	17,976	474	—	19,950
Mr. Baldwin	—	1,500	94,437	—	—	95,937
Mr. Hornbuckle	—	1,500	53,812	6,033	—	61,345
Mr. Sanders	—	1,500	17,283	4,434	—	23,217

(A)	The amounts in this column represent the value of personal use of our aircraft, which was determined based on the aggregate incremental cost to us. Aggregate incremental cost was calculated based on average variable operating cost per flight hour multiplied by personal flight hours attributable to each NEO, less any amounts reimbursed by such NEO. The average variable operating cost per hour was calculated based on aggregate variable costs for each year, including fuel, engine reserves, trip-related repair and maintenance costs, travel expenses for flight crew, landing costs, related catering and miscellaneous handling charges, divided by the aggregate hours flown. Fixed costs, such as flight crew salaries, wages and other employment costs, training, certain maintenance and inspections, depreciation, hangar rent, utilities, insurance and taxes are not included in aggregate incremental cost since these expenses are incurred by us irrespective of personal use of aircraft. If an aircraft flies without passengers before picking up or dropping off a passenger flying for personal reasons, then such “deadhead” segment is included in aggregate incremental costs.

(B)	The amounts in this column represent premiums and other expenses for group life insurance, short term disability insurance, long term disability insurance, business travel insurance, and health plan coverage, including gross-ups of associated taxes on health plan coverage (the gross-up amounts were $4,410, $3,049, $23,528, $7,836 and $3,785 for Mr. Murren, Mr. D’Arrigo, Mr. Baldwin, Mr. Hornbuckle and Mr. Sanders, respectively). See “Compensation Discussion and Analysis” for our Compensation Committee’s policy on gross-ups.

(C)	For 2017, amounts in this column represent tax gross-ups paid by us in connection with the incremental state income tax obligations resulting from our requiring such executives to work in states other than the state where their services are normally rendered.

(D)	For 2017, Mr. Murren received personal security services valued at $390,315. As was the case in prior years, based on an independent threat assessment study provided to us by an outside firm, Mr. Murren is provided personal security services. The majority of the costs of these services consist of security personnel. Based on this study, we view the provision of security services to Mr. Murren as recommended by such study as a necessary and appropriate business expense. The costs of the services provided to Mr. Murren for security purposes falls within a competitive range based on cost of such services for the chief executive officers of the three other major Las Vegas based gaming/resort companies (Las Vegas Sands, Wynn Resorts, and Caesars Entertainment).

As an owner and operator of full-service hotels, we are able to provide many perquisites relating to hotel and hotel-related services to the NEOs at little or no additional cost to us. In no case did the value of such perquisites, computed based on the incremental cost to us, exceed $10,000 per NEO in 2017.

MGM Resorts International 2018 Proxy Statement	53

Compensation Tables

GRANTS OF PLAN-BASED AWARDS

The table below shows plan-based awards granted during 2017 to the NEOs. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” and “—Long-Term Equity Incentives” for a narrative description of these awards.

NAME	GRANT DATE		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(A)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(B)			Other Stock Awards: Number of Target Units	GRANT DATE FAIR VALUE OF STOCK AWARDS(B)
			THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Mr. Murren	N/A		$2,000,000	$4,000,000	$7,000,000	—	—	—	—	$—
	11/14/2017	(C)	—	—	—	—	73,059	—	—	2,399,988
	11/14/2017	(D)	—	—	—	34,923	58,205	93,128	—	1,799,990
	11/14/2017	(E)	—	—	—	25,413	50,825	76,238	—	1,799,998
	3/6/2017	(F)	—	—	—	—	—	—	805,258	987,637
	10/7/2013	(G)	—	—	—	—	—	—	10,630	2,551
	10/6/2014	(G)	—	—	—	—	—	—	19,725	12,230
	10/5/2015	(G)	—	—	—	—	—	—	48,492	48,492
	10/3/2016	(G)	—	—	—	—	—	—	51,904	71,628
	10/3/2016	(G)	—	—	—	—	—	—	76,365	105,383
Mr. D’Arrigo	N/A		$656,250	$1,312,500	$2,296,875	—	—	—	—	$—
	11/14/2017	(C)	—	—	—	—	15,830	—	—	520,016
	11/14/2017	(D)	—	—	—	7,567	12,611	20,178	—	389,995
	11/14/2017	(E)	—	—	—	5,506	11,012	16,518	—	389,997
	3/6/2017	(F)	—	—	—	—	—	—	189,256	229,315
	10/7/2013	(G)	—	—	—	—	—	—	2,734	793
	10/6/2014	(G)	—	—	—	—	—	—	5,072	3,601
	10/5/2015	(G)	—	—	—	—	—	—	11,223	12,682
	10/3/2016	(G)	—	—	—	—	—	—	11,598	17,977
Mr. Baldwin	N/A		$1,237,500	$2,475,000	$4,331,250	—	—	—	—	$—
	11/14/2017	(C)	—	—	—	—	19,482	—	—	639,984
	11/14/2017	(D)	—	—	—	9,313	15,521	24,834	—	479,987
	11/14/2017	(E)	—	—	—	6,777	13,553	20,330	—	479,988
	3/6/2017	(F)	—	—	—	—	—	—	295,205	357,145
	10/7/2013	(G)	—	—	—	—	—	—	3,341	969
	10/6/2014	(G)	—	—	—	—	—	—	6,200	4,402
	10/5/2015	(G)	—	—	—	—	—	—	14,778	16,699
	10/3/2016	(G)	—	—	—	—	—	—	15,273	23,674
Mr. Hornbuckle	N/A		$1,225,000	$2,450,000	$4,287,500	—	—	—	—	$—
	11/14/2017	(C)	—	—	—	—	30,441	—	—	999,987
	11/14/2017	(D)	—	—	—	14,551	24,252	38,803	—	749,993
	11/14/2017	(E)	—	—	—	10,589	21,177	31,766	—	749,996
	3/6/2017	(F)	—	—	—	—	—	—	289,003	351,645
	10/7/2013	(G)	—	—	—	—	—	—	3,797	1,101
	10/6/2014	(G)	—	—	—	—	—	—	7,890	5,602
	10/5/2015	(G)	—	—	—	—	—	—	18,474	20,876
	10/3/2016	(G)	—	—	—	—	—	—	19,091	29,592

54	MGM Resorts International 2018 Proxy Statement

Compensation Tables

NAME	GRANT DATE		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(A)			ESTIMATED NUMBER OF SHARES FOR FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(B)			Other Stock Awards: Number of Target Units	GRANT DATE FAIR VALUE OF STOCK AWARDS(B)
			THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Mr. Sanders	N/A		$1,093,750	$2,187,500	$3,828,125	—	—	—	—	$—
	11/14/2017	(C)	—	—	—	—	30,441	—	—	999,987
	11/14/2017	(D)	—	—	—	14,551	24,252	38,803	—	749,993
	11/14/2017	(E)	—	—	—	10,589	21,177	31,766	—	749,996
	3/6/2017	(F)	—	—	—	—	—	—	288,225	355,958
	10/7/2013	(G)	—	—	—	—	—	—	3,341	969
	10/6/2014	(G)	—	—	—	—	—	—	7,045	5,002
	10/5/2015	(G)	—	—	—	—	—	—	18,474	20,876
	10/3/2016	(G)	—	—	—	—	—	—	19,091	29,590

(A)	Any portion of the annual cash bonus earned by our NEOs in 2017 that was in excess of 100% of their base pay was paid in the form of Bonus dRSUs. See “Compensation Discussion and Analysis—CEO and Other NEO Compensation.”

(B)	See note (B) to the Summary Compensation Table above for more information.

(C)	RSU award.

(D)	Absolute TSR PSU award.

(E)	Relative TSR PSU award.

(F)	Make-Whole PSU award. As described above, in March 2017 the Committee awarded PSU holders that were employees of the Company with an additional PSU grant that was intended to provide holders (in conjunction with their outstanding PSUs) with the same total payout as if their outstanding PSUs had been modified to provide for dividend equivalents and a TSR performance metric.

(G)	Reflects the incremental fair value attributable to the Company’s modification of outstanding RSUs to allow for the crediting of dividend equivalent rights, as determined in accordance with FASB ASC 718. Grant date reflects the original grant date of the RSUs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows outstanding equity awards of the NEOs as of December 31, 2017.

	OPTION/SAR AWARDS				STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/ SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED			EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER		VALUE	NUMBER		VALUE
Mr. Murren					10,004	(B)	$334,034
					32,791	(C)	1,094,891
					39,485	(D)	1,318,404
					77,460	(F)	2,586,389
								73,303	(E)	$2,447,587
								99,232	(G)	4,285,239
								124,349	(H)	5,828,826
								57,223	(J)	2,445,651
								225,318	(K)	9,786,809
								165,858	(L)	5,976,743
								163,341	(I)	5,180,325
								58,399	(M)	1,657,613
								50,995	(N)	2,308,718

MGM Resorts International 2018 Proxy Statement	55

Compensation Tables

	OPTION/SAR AWARDS					STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS			OPTION/ SAR EXERCISE PRICE	OPTION/ SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED			EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE		UN-EXERCISABLE			NUMBER		VALUE	NUMBER		VALUE
Mr. D’Arrigo	225,000	(A)	—	$10.32	9/12/2018	2,571	(B)	$85,846
						7,589	(C)	253,397
						8,823	(D)	294,600
									15,882	(E)	$530,300
									21,500	(G)	928,442
									29,716	(H)	1,392,931
									14,306	(J)	611,438
									52,145	(K)	2,264,944
									37,061	(L)	1,335,500
									43,813	(I)	1,389,525
									12,653	(M)	359,143
									11,048	(N)	500,182
Mr. Baldwin						3,143	(B)	$104,945
						9,993	(C)	333,666
						11,618	(D)	387,925
									19,547	(E)	$652,674
									51,800	(G)	2,236,930
									56,037	(H)	2,626,725
									28,611	(J)	1,222,809
									68,668	(K)	2,982,629
									48,804	(L)	1,758,685
									82,620	(I)	2,620,280
									15,572	(M)	442,017
									13,598	(N)	615,645
Mr. Hornbuckle						4,001	(B)	$133,593
						12,491	(C)	417,074
						14,523	(D)	484,923
									30,542	(E)	$1,019,797
									31,617	(G)	1,365,350
									42,452	(H)	1,989,910
									14,306	(J)	611,438
									85,835	(K)	3,728,294
									61,005	(L)	2,198,331
									62,591	(I)	1,985,069
									24,333	(M)	690,672
									21,247	(N)	961,933

56	MGM Resorts International 2018 Proxy Statement

Compensation Tables

	OPTION/SAR AWARDS				STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS		OPTION/ SAR EXERCISE PRICE	OPTION/ SAR EXPIRATION DATE	SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED			EQUITY INCENTIVE PLAN AWARDS: UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED
NAME	EXERCISABLE	UN-EXERCISABLE			NUMBER		VALUE	NUMBER		VALUE
Mr. Sanders					3,572	(B)	$119,269
					12,491	(C)	417,074
					14,523	(D)	484,923
								30,542	(E)	$1,019,797
								27,823	(G)	1,201,506
								37,358	(H)	1,751,139
								28,611	(J)	1,222,809
								85,835	(K)	3,728,294
								61,005	(L)	2,198,331
								55,079	(I)	1,746,831
								24,333	(M)	690,672
								21,247	(N)	961,933

(A)	SAR award.

(B)	RSU award scheduled to vest on 10/6/18.

(C)	RSU award scheduled to vest in equal installments on each of 10/5/18 and 10/5/19.

(D)	RSU award scheduled to vest in equal installments on each of 10/3/18, 10/3/19 and 10/3/20.

(E)	RSU award scheduled to vest in equal installments on each of 11/14/18, 11/14/19, 11/14/20 and 11/14/21.

(F)	RSU award scheduled to vest on 12/31/21.

(G)	Bonus Absolute TSR PSU award scheduled to vest on 3/2/18.

(H)	Bonus Absolute TSR PSU award scheduled to vest on 3/7/19.

(I)	Bonus Absolute TSR PSU award scheduled to vest on 3/6/20.

(J)	Profit Growth Plan Absolute TSR PSU award scheduled to vest on 10/5/18.

(K)	Absolute TSR PSU award scheduled to vest on 10/5/18.

(L)	Absolute TSR PSU award scheduled to vest on 10/3/19.

(M)	Absolute TSR PSU award scheduled to vest on 11/14/20.

(N)	Relative TSR PSU award scheduled to vest on 11/14/20.

(O)	For RSUs, Absolute TSR PSUs and Relative TSR PSUs, the number of units reflects dividend equivalent rights credited during 2017.

OPTION/SAR EXERCISES AND STOCK VESTED

The following table shows SAR exercises, RSU and performance share units vesting for the NEOs during 2017. For option/SAR awards, if any, the value realized is calculated as the difference between the closing share price on the date of exercise and the exercise price, times the number of options/SARs exercised. For RSUs and performance share units, the value realized is calculated as the number of shares vested times the closing share price on the applicable vesting date.

	SAR AWARDS		STOCK AWARDS (RSUs)		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Mr. Murren	262,500	$6,538,875	50,177	$1,547,964	249,634	$7,285,747
Mr. D’Arrigo	75,000	1,775,250	12,042	371,465	62,569	1,830,545
Mr. Baldwin	112,500	2,823,750	15,353	473,631	95,825	2,749,370
Mr. Hornbuckle	—	—	18,879	582,415	96,427	2,823,629
Mr. Sanders	137,500	3,177,875	17,991	555,047	85,660	2,509,582

MGM Resorts International 2018 Proxy Statement	57

Compensation Tables

NONQUALIFIED DEFERRED COMPENSATION

The following table shows nonqualified deferred compensation to the NEOs in 2017 under the DCP. See “Compensation Discussion and Analysis—Elements of Compensation—Deferred Compensation Opportunities” for a narrative description of the DCP.

NAME	EXECUTIVE CONTRIBUTIONS IN THE LAST FISCAL YEAR	COMPANY CONTRIBUTIONS IN THE LAST FISCAL YEAR	AGGREGATE EARNINGS IN THE LAST FISCAL YEAR(A)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT YEAR END
Mr. Murren	$—	$—	$6,138	$—	$102,252
Mr. D’Arrigo	—	—	—	—	—
Mr. Baldwin	—	—	—	—	—
Mr. Hornbuckle	—	—	8,806	—	55,363
Mr. Sanders	—	—	—	—	—
Total	$—	$—	$14,944	$—	$157,615

(A)	None of these amounts was included as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

ESTIMATED BENEFITS UPON TERMINATION

The following table indicates the estimated amounts that would be payable to each NEO upon a hypothetical termination as of December 31, 2017 under various termination scenarios, pursuant to the applicable employment agreements, policies and terms of equity awards.

	SEVERANCE(A)	VESTING OF STOCK OPTIONS AND SARs(B)(C)	VESTING OF RSUs(B)(C)(D)	VESTING OF PERFORMANCE BASED STOCK UNITS(B)(C)(E)	OTHER(F)	TOTAL
Death or Disability
Mr. Murren	$2,000,000	$—	$4,755,471	$18,575,449	$36,320	$25,367,240
Mr. D’Arrigo	437,500	—	1,164,142	4,459,769	—	6,061,411
Mr. Baldwin	825,000	—	1,479,210	5,798,975	—	8,103,185
Mr. Hornbuckle	700,000	—	2,055,388	7,579,229	—	10,334,617
Mr. Sanders	625,000	—	2,041,064	7,579,229	—	10,245,293
Company Terminates Without Good Cause Mr. Murren	$8,000,000	$—	$3,531,660	$18,575,449	$41,688	$30,148,797
Mr. D’Arrigo	2,187,500	—	443,352	3,586,856	32,976	6,250,684
Mr. Baldwin	3,000,000	—	564,291	4,695,618	32,976	8,292,885
Mr. Hornbuckle	3,850,000	—	758,754	5,993,759	32,976	10,635,489
Mr. Sanders	3,437,500	—	744,430	5,993,759	11,538	10,187,227
NEO Terminates Without Good Cause/Company Terminates With Good Cause Mr. Murren	$—	$—	$—	$—	$—	$—
Mr. D’Arrigo	—	—	—	—	—	—
Mr. Baldwin	—	—	—	—	—	—
Mr. Hornbuckle	—	—	—	—	—	—
Mr. Sanders	—	—	—	—	—	—

58	MGM Resorts International 2018 Proxy Statement

Compensation Tables

	SEVERANCE(A)	VESTING OF STOCK OPTIONS AND SARs(B)(C)	VESTING OF RSUs(B)(C)(D)	VESTING OF PERFORMANCE BASED STOCK UNITS(B)(C)(E)	OTHER(F)	TOTAL
NEO Terminates With Good Cause Mr. Murren	$8,000,000	—	$3,531,660	$18,575,449	$41,688	$30,148,797
Mr. D’Arrigo	2,187,500	—	443,352	3,586,856	32,976	6,250,684
Mr. Baldwin	3,000,000	—	564,291	4,695,618	32,976	8,292,885
Mr. Hornbuckle	3,850,000	—	758,754	5,993,759	32,976	10,635,489
Mr. Sanders	3,437,500	—	744,430	5,993,759	11,538	10,187,227
Change of Control(G) Mr. Murren	$10,000,000	—	$5,194,916	$19,729,884	$41,688	$34,966,488
Mr. D’Arrigo	4,000,000	—	1,164,142	4,459,769	65,952	9,689,863
Mr. Baldwin	4,000,000	—	1,479,210	5,798,975	65,952	11,344,137
Mr. Hornbuckle	4,000,000	—	2,055,388	7,579,229	65,952	13,700,569
Mr. Sanders	4,000,000	—	2,041,064	7,579,229	23,076	13,643,369

(A)	This column does not include any unpaid prior-year bonuses that were earned prior to the date of termination.

(B)	The value of outstanding RSUs, Absolute TSR PSUs and Relative TSR PSUs (including any accelerated or continued vesting that would occur under each of these termination scenarios) is based on the closing price of our Common Stock at December 29, 2017, which was $33.39. The calculation excludes any values attributable to SARs that are already vested. There is no accelerated vesting in connection with Profit Growth Plan PSUs.

(C)	For purposes of the calculation of any continued or accelerated vesting in respect of outstanding equity awards, we have assumed that, in connection with each NEO’s termination, such NEO was eligible for the maximum post-termination continued and accelerated vesting period applicable to each award.

(D)	Assumes that the applicable performance criteria is achieved at target level.

(E)	Assumes that December 31, 2017 was end of performance period for Absolute TSR PSUs and Relative TSR PSUs.

(F)	For death or disability termination scenario, includes for Mr. Murren any reimbursement of group life insurance premiums and medical expenses to be provided under the disability scenario based on actual amounts paid in 2017 of $36,320, and under the death scenario, a reimbursement of medical expenses to be provided based on actual amounts paid in 2017. Under all other scenarios for Mr. Murren, includes a reimbursement of group life insurance premiums, medical expenses and associated taxes and premiums for long-term disability insurance based on actual amounts paid in 2017. For all other termination scenarios, includes for all other NEOs the applicable lump sum payment for health and insurance benefits, as described below under “Uniform Severance and Change of Control Policies.”

(G)	Assumes each NEO’s employment terminates (other than as a result of a termination by the Company for good cause or by the NEO without good cause) in connection with a change of control. In general, no benefits are payable solely as a result of a change of control (i.e., in general, there are no single trigger benefits). The only situation in which change of control benefits are potentially payable absent an executive’s termination is the case of equity awards in the event they are not assumed as part of the change of control. In the event of such a triggering event occurring, the NEO would receive estimated benefits set forth in the columns entitled “Vesting of Stock Options and SARs,” “Vesting of RSUs” and “Vesting of Performance Based Stock Units.”

Employment Agreements

We are party to employment agreements with all of our NEOs. We believe that maintaining employment agreements with our NEOs serves the dual purpose of acting as a retention tool and incentivizing long-term performance. During 2016, we successfully negotiated new employment agreements with Mr. Murren, Mr. Hornbuckle, and Mr. Sanders. Specifically: on October 3, 2016, we negotiated a new employment agreement with Mr. Murren, which provides for a term until December 31, 2021 and a minimum base salary of $2,000,000 per year and a target annual bonus equal to 200% of base salary; on December 6, 2016, we entered into an employment agreement with Mr. Hornbuckle, effective as of November 15, 2016, which provides for a term until November 14, 2020 and a minimum base salary of $1,400,000 per year and a target annual bonus equal to 175% of base salary; and on December 6, 2016, we entered into an employment agreement with Mr. Sanders, effective as of November 15, 2016, which provides for a term until November 14, 2020 and a minimum base salary of $1,250,000 per year and a target annual bonus of 175% of base salary. For Mr. Sanders and Mr. Hornbuckle, the new employment agreements contain severance protection that is generally the same as the severance protections afforded under their prior agreements, except that the maximum amount of cash “severance payments” that each can receive was increased from $3 million to $4 million. As well, Mr. Hornbuckle’s new employment

MGM Resorts International 2018 Proxy Statement	59

Compensation Tables

agreement provides for a successorship provision, pursuant to which Mr. Hornbuckle may terminate his employment with the Company (and receive severance benefits) as a result of the Company’s failure to appoint him as a successor to Mr. Murren in the event Mr. Murren’s employment with the Company is terminated prior to November 14, 2020.

We are also party to employment agreements with Mr. D’Arrigo and Mr. Baldwin. On August 24, 2015, we entered into an employment agreement with Mr. D’Arrigo, effective as of May 4, 2015, which provides for a term until May 3, 2019 and a minimum base salary of $875,000 per year. On January 12, 2015, we entered into an employment agreement with Mr. Baldwin, effective as of December 13, 2014, which provides for a term until December 12, 2018 and a minimum base salary of $1,650,000 per year.

Employment Agreement with Mr. Murren, our Chief Executive Officer

As discussed above, on October 3, 2016, we negotiated a new employment agreement with Mr. Murren (the “Employment Agreement”), which provides for a term until December 31, 2021 and a minimum base salary of $2,000,000 per year. The Employment Agreement also provides for a target bonus for each of fiscal years 2017-2021 equal to 200% of Mr. Murren’s base salary, up to a maximum bonus of 175% of the target bonus. The Employment Agreement provides that, beginning with any bonus payable in respect of services performed for fiscal year 2017 or thereafter, to the extent any such bonus is earned in excess of 100% of Mr. Murren’s base salary at the beginning of such fiscal year (such excess portion, the “Excess Bonus Amount”), the Excess Bonus Amount would (i) for the first portion between base salary and Mr. Murren’s target bonus, be payable 67% in the form of fully vested Bonus PSUs (with the balance in cash) and (ii) for the remainder, be payable 33% in the form of Bonus PSUs (with the balance in cash). In 2017, in consultation with Mr. Murren, it was decided that any Excess Bonus Amount would instead be paid in Bonus dRSUs, as further described above. The target number of Bonus dRSUs will have an accounting value equal to the applicable percentage of the Excess Bonus Amount. The Bonus dRSUs granted in respect of 2017 performance will be paid in shares of Company Common Stock upon the earlier to occur of (i) a Change of Control (as defined in the Employment Agreement), so long as such Change of Control complies with Section 409A, or (ii) the third anniversary of the date on which the applicable Bonus dRSUs were granted. The Employment Agreement further provides Mr. Murren with certain other benefits and perquisites, which are discussed in greater detail in the Employment Agreement.

In addition, on October 3, 2016, Mr. Murren was granted 76,365 RSUs with an aggregate grant-date accounting value targeted at $2,000,000. The RSUs cliff vest on December 31, 2021, with delivery automatically deferred until Mr. Murren’s separation from the Company (unless such separation is determined to have been for the Company’s Good Cause (as defined in the Employment Agreement)) and automatic forfeiture in the event of Mr. Murren’s termination for any reason prior to December 31, 2021.

In the event of a termination of Mr. Murren’s employment for Good Cause by the Company prior to the end of the term, Mr. Murren will receive (i) an amount equal to his annual base salary through the date of such termination; (ii) any earned but unpaid discretionary bonus due to him; (iii) indemnification pursuant to the terms of the Employment Agreement; and (iv) any other amounts or benefits Mr. Murren may be entitled to in accordance with the Company’s benefit, equity or fringe benefit plans, programs and policies that Mr. Murren participated in prior to such termination ((i) through (iv), the “Accrued Obligations”).

If the Company terminates Mr. Murren without Good Cause by the Company during the term of the Employment Agreement or if Mr. Murren terminates his employment for Employee’s Good Cause, Mr. Murren will be entitled to receive (i) the benefits and payments under clauses (i), (iii) and (iv) of Accrued Obligations; (ii) an amount equal to his annual base salary for an additional 12 month period following such termination; (iii) any bonus attributable to the Company’s most recently completed fiscal year to the extent not previously paid; and (iv) a lump sum payment equal to the excess of (x) the product of (A) 1.5 and (B) the sum of Mr. Murren’s base salary and his target bonus for the year of termination (capped at $8,000,000) over (y) his annual base salary for the 12 month period prior to his termination. Mr. Murren’s outstanding time-based restricted stock units that would have vested or become exercisable within the two-year period following his termination will become vested and exercisable and paid on the same schedule determined in the applicable award agreement (subject to forfeiture in the event of a material breach of the restrictive covenants described in the Employment Agreement). With respect to any performance-based restricted stock units, a pro-rata portion that would have vested at the end of the applicable performance period determined based on the number of days Mr. Murren was employed during the performance period plus 24 months (or, if shorter, through the end of the performance period) will be paid on the same schedule determined in the applicable award agreement (subject to forfeiture in the event of a material breach of the restrictive covenants described in the Employment Agreement). In addition, Mr. Murren would be entitled to a lump sum payment in an amount equal to the Company’s costs for its most recently completed fiscal year of 24 months of continued health, disability and life insurance coverage provided by the Company prior to such termination date. Any such severance payments will be subject to Mr. Murren’s execution and non-revocation of a general release of claims.

60	MGM Resorts International 2018 Proxy Statement

Compensation Tables

In the event of a termination of Mr. Murren’s employment as the result of his death or a termination by the Company due to disability, the Company will pay to Mr. Murren or his beneficiary (i) the benefits and payments under clauses (i), (iii) and (iv) of Accrued Obligations; (ii) his base salary for an additional 12 months following his death or termination; (iii) any bonus attributable to the most recent completed fiscal year to the extent not previously paid; (iv) a lump sum cash payment in an amount equal to what Mr. Murren’s bonus would have been for the fiscal year in which his death or termination occurs, pro-rated through the date of his death or termination; (v) the equity benefits described in the prior paragraph; and (vi) a lump sum cash payment in an amount equal to the Company’s costs for its most recently completed fiscal year of 24 months of continued health insurance coverage (and, for termination due to disability only, an amount equal to the Company’s costs for its most recently completed fiscal year of 24 months of continued life insurance coverage). The Employment Agreement also provides that if Mr. Murren’s employment terminates due to death or disability, equity awards granted after the effective date (other than the sign-on RSU award described above and the 2016 bonus and annual grant awards) (the “New Equity Awards”) will vest in full (subject to the achievement of the applicable performance criteria), and will otherwise paid consistent with a no-cause termination.

In addition, if Mr. Murren’s employment terminates following the end of the term and such termination is due to Retirement (as defined in the Employment Agreement), by the Company without Good Cause or by Mr. Murren for Employee’s Good Cause, New Equity Awards outstanding for at least one year vest in full and are otherwise paid consistent with a no-cause termination.

The Employment Agreement contains a non-compete covenant generally prohibiting Mr. Murren from providing services to a competitor or soliciting employees or business contacts for 12 months following termination of his employment during the employment term (subject to certain exceptions as described in the Employment Agreement). In addition, the Employment Agreement mandates that Mr. Murren’s confidentiality obligations continue even after his termination of employment.

Under the Employment Agreement, “Employee’s Good Cause” generally means (i) the failure of the Company to pay Mr. Murren any compensation when due; (ii) a material reduction in the scope of Mr. Murren’s duties or responsibilities of or any reduction in his salary or target bonus percentage; (iii) Mr. Murren’s failure to be employed as Chief Executive Officer or failure of the Board to nominate him as a member of the Board; (iv) a relocation of Mr. Murren’s principal place of employment or the Company’s corporate headquarters outside of the greater Las Vegas area; or (v) any material breach by the Company of the Employment Agreement.

“Good Cause” by the Company generally means: (1) Mr. Murren’s (a) failure to abide by the Company’s policies and procedures (whether generally applicable to all employees, executive officers, or otherwise) that is reasonably likely to result in injury to the Company economically or otherwise, excluding a failure that Mr. Murren could not be reasonably expected to realize would constitute such a failure, provided that, a violation of any policies applicable solely to Company’s executive officers shall be deemed reasonably likely to result in injury to the Company; (b) misconduct which is reasonably likely to result in injury to the Company economically or otherwise, excluding conduct that the Mr. Murren could not be reasonably expected to have understood would constitute such misconduct; (c) failure to competently perform his statutory or reasonably assigned duties with the Company at a level that can be reasonably expected of a person with his position, excluding a failure that he could not be reasonably expected to realize would constitute such a failure (other than a failure resulting from his incapacity due to physical or mental illness or from assignment of duties that would constitute Employee’s Good Cause); or (d) other material breach of the Employment Agreement, which failure, misconduct or breach is not cured by Employee within thirty (30) days; or (2) Mr. Murren’s failure to comply with certain licensing requirements under the Employment Agreement.

Uniform Severance and Change of Control Policies—Executive Officers (Including NEOs, other than the Chief Executive Officer)

In 2012, the Compensation Committee adopted a uniform severance policy for terminations by us without cause or by the applicable executive officer with good cause, in either case, unrelated to a change of control (the “Severance Policy”), the provisions of which are now memorialized in each employment agreement and in the terms of equity award agreements entered into with each of the NEOs. An overview of the severance benefits provided to NEOs (other than the CEO) are as follows:

•	1.0x the sum of base salary and target bonus (subject to $3 million cap for Mr. Baldwin, and a $4 million cap for Mr. Sanders and Hornbuckle), payable over a 12-month period.

•	One year of continued vesting of unvested equity awards (including unvested stock appreciation rights).

•	Lump sum payment equal in value to 12 months of continued health and insurance benefits (1.5x cost of COBRA).

MGM Resorts International 2018 Proxy Statement	61

Compensation Tables

•	“Good Cause” by the NEO is generally defined as follows: (i) any assignment of duties that are materially and significantly different than those contemplated by the terms of the employment agreement or are clearly inappropriate or demeaning and not customary for someone serving in the executive’s position; (ii) any material and significant limitation on the executive’s powers not contemplated by the terms of the employment agreement; or (iii) the failure of the Company to pay the executive any compensation when due.

•	“Good Cause” by the Company is generally defined as: (i) the executive’s death or disability; (ii) failure to abide by the Company’s policies and procedures; misconduct, insubordination, inattention to the Company’s business; or failure to perform the duties required of him; dishonesty; or other material breach of the employment agreement; or (iii) failure to comply with certain licensing requirements contained in the executive’s employment agreement.

Death or Disability

If the employment of a NEO is terminated under his employment agreement by us as a result of death or disability, he (or his beneficiaries) will generally be entitled to receive salary continuation for a 6-month period following termination (net of any applicable payments received from any short-term disability policy), and any accrued but unpaid compensation and benefits. As discussed above, the retirement policy provides that our NEOs are entitled to full acceleration and payment of all awards with time-based vesting conditions as of the date of termination death or disability (provided that awards with performance-based vesting criteria will continue to be subject to such criteria in accordance with their terms).

Change of Control Policy

In 2012, in connection with the implementation of the Severance Policy, the Compensation Committee also adopted a uniform severance policy for terminations by us following a change of control (the “Change of Control Policy”) and implemented the Change of Control Policy for all NEOs. The Change of Control Policy is the only source of change of control severance benefits for our NEOs (other than with respect to the treatment of equity awards).

The benefits provided under the Change of Control Policy to our NEOs are as follows:

POSITION	CHANGE-OF-CONTROL SEVERANCE (TERMINATION BY US WITHOUT GOOD CAUSE, OR BY EXECUTIVE OFFICER WITH GOOD CAUSE, FOLLOWING CHANGE OF CONTROL)
CEO

2.0x the sum of base salary and target bonus (subject to $10 million cap).

Lump sum payment equal in value to 24 months of continued health and insurance benefits.

Full vesting of time-based unvested equity awards.

The CEO may instead elect to receive severance benefits pursuant to his employment agreement (as described above), to the extent aggregate cash benefits payable pursuant to the Change of Control Policy prove to be less than the severance benefits he would receive pursuant to his employment agreement.

Other Executive Officers (including NEOs other than CEO)

2.0x the sum of base salary and target bonus (subject to $4 million cap).

Lump sum payment equal in value to 24 months of continued health and insurance benefits.

Full vesting of time-based unvested equity awards; performance-based equity awards, to the extent unearned, will continue to be subject to the applicable performance conditions.

The above benefits are provided by the applicable NEO employment agreements, applicable equity award agreements and/or the annual bonus award under the Annual Incentive Plan.

Termination by Company for Good Cause or by NEO Without Good Cause

If a NEO terminates his employment under his employment agreement without good cause, or we terminate such employment for good cause, then he would generally be entitled to receive the following:

•	for Mr. Murren only, any unpaid bonus in respect of the most recently completed fiscal year; and

62	MGM Resorts International 2018 Proxy Statement

Compensation Tables

•	vested but unexercised stock options, SARs or other stock-based compensation awards continue to remain exercisable (to the extent applicable) generally during the 90-day period following termination.

Obligations of the NEOs

Obligations of the NEOs under the employment agreements relating to confidentiality, providing services to competitors and others, and soliciting customers and Company employees continue after termination of employment, regardless of the reason for such termination (with some exceptions for certain NEOs upon a change of control of the Company or if the NEO terminates for good cause). With the exception of obligations relating to confidentiality, which are not limited by time, these restrictions generally continue for the 12-month period following termination (or for such period that remains in the term of the agreement if less than 12 months).

MGM Resorts International 2018 Proxy Statement	63

CEO Pay Ratio Disclosure

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Mr. Murren, our Chief Executive Officer and the annual total compensation of our employees. Using the methodology described below, we determined that the median of the annual total compensation of all our employees, excluding the Chief Executive Officer, was $36,785 and the annual total compensation of our Chief Executive Officer was $14,579,720, resulting in a ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees included in our calculations of 396 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees we took the following steps:

We determined that, as of October 1, 2017, our employee population consisted of approximately 75,954 employees. This population consisted of our full-time, part-time, seasonal and temporary employees employed by us on that date, and included our employees as well as the employees of our consolidated subsidiaries, including 7,763 employees in Macau employed by MGM China.

To identify the “median employee” from our employee population, we compared cash compensation (which included salary, bonus, tips and other cash-based wages) of our employees for the nine months ended September 30, 2017 as reflected in our internal payroll records. This compensation measure was consistently applied to all employees included in our calculations.

We converted the compensation paid to non-U.S. employees in local currency to U.S. dollars using the average exchange rate for the nine months ended September 30, 2017. We did not make any cost of living adjustments in identifying the “median employee” and we did not annualize the compensation of any employee group.

Once we identified the “median employee,” we calculated such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which resulted in annual total compensation of $36,785, and compared it to the annual total compensation of our Chief Executive Officer as set forth in the “Total” column in the Summary Compensation Table included in this Proxy Statement.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have headquarters in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

64	MGM Resorts International 2018 Proxy Statement

Reconciliations and Non-GAAP Financial Measures

RECONCILIATIONS AND

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Adjusted Property EBITDA are non-GAAP financial measures. A reconciliation to the GAAP measure and other information can be found on pages 42 through 45 of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 1, 2018.

MGM Resorts International 2018 Proxy Statement	65

Notice Concerning Stockholder Proposals and Nominations

NOTICE CONCERNING STOCKHOLDER

PROPOSALS AND NOMINATIONS

We intend to hold our 2019 annual meeting of stockholders in May 2019. Proposals of stockholders intended to be presented at the 2019 annual meeting of stockholders submitted in accordance with Rule 14a-8 of Regulation 14A under the Exchange Act, must be received by us on or before November 21, 2018 in order to be considered by the Board for inclusion in the form of proxy and proxy statement to be issued by the Board for that meeting.

Our Amended and Restated Bylaws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8, but is instead sought to be presented directly at the 2018 annual meeting of stockholders, must be received by us no earlier than January 2, 2019 and no later than February 1, 2019 and otherwise comply with the requirements in our Amended and Restated Bylaws. The Amended and Restated Bylaws also require that any stockholder nominations for director candidates under the Company’s proxy access provisions must be received by us no earlier than October 22, 2018 and no later than November 21, 2018. All such stockholder proposals and nominations should be submitted to the Secretary of the Company, by the stated deadline, at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. If we do not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of our Amended and Restated Bylaws, then it may not properly be brought before the 2019 annual meeting of stockholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by us of our right to do so in the future.

66	MGM Resorts International 2018 Proxy Statement

MGM RESORTS INTERNATIONAL ATTN: CORPORATE SECRETARY 3600 Las Vegas Blvd. South Las Vegas, Nevada 89109 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 8:59 P.M. Pacific Time on 05/01/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 8:59 P.M. Pacific Time on 05/01/2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR each of the nominees listed below in proposal 1: 1. Election of Directors Nominees For Against Abstain 1a. Robert H. Baldwin 1b. William A. Bible 1c. Mary Chris Gay 1d. William W. Grounds 1e. Alexis M. Herman 1f. Roland Hernandez 1g. John Kilroy 1h. Rose McKinney-James 1i. James J. Murren 1j. Gregory M. Spierkel 1k. Jan G. Swartz 1l. Daniel J. Taylor The Board of Directors recommends you vote FOR proposals 2 and 3. 2. To ratify the selection of Deloitte & Touche LLP, as the independent registered public accounting firm for the year ending December 31, 2018. 3. To approve, on an advisory basis, the compensation of our named executive officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000366540_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Card, Notice & Proxy Statement and Annual Report are available at www.proxyvote.com MGM RESORTS INTERNATIONAL This proxy is solicited by the Board of Directors Annual Meeting of Stockholders May 02, 2018 2:00 PM Pacific Time The undersigned hereby appoints WILLIAM A. BIBLE, ALEXIS M. HERMAN and ROLAND HERNANDEZ, and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock of MGM RESORTS INTERNATIONAL which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of MGM Resorts International and at any adjournments or postponements thereof, on the proposals set forth on the reverse side, and in their discretion, upon any other business that may properly come before the meeting (and any postponement(s) or adjournment(s)). The meeting will be held in the Presidio Ballroom of the Park MGM, located at 3770 S. Las Vegas Blvd., Las Vegas, Nevada 89109, on May 2, 2018, at 2:00 p.m., Pacific Time. The undersigned hereby acknowledges receipt of the Important Notice Regarding the Availability of Proxy Materials and revokes any and all proxies heretofore given with respect to such meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000366540_2 R1.0.1.17